Form 10KSB, Exhibit 13
period 2003-12-31
INTEGRITY BANCSHARES INC
filed 2004-03-30
CIK 1103764

EXHIBIT 13.1

                           INTEGRITY BANCSHARES, INC.
                                 AND SUBSIDIARY

                         CONSOLIDATED FINANCIAL REPORT

                               DECEMBER 31, 2003

                          INDEPENDENT AUDITOR'S REPORT


TO THE BOARD OF DIRECTORS
INTEGRITY BANCSHARES, INC.
ALPHARETTA, GEORGIA


            We have audited the accompanying consolidated balance sheets of INTEGRITY BANCSHARES, INC. AND SUBSIDIARY as of December 31, 2003 and 2002, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


            We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


            In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Integrity Bancshares, Inc. and subsidiary as of December 31, 2003 and 2002, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

                                                /s/ MAULDIN & JENKINS, LLC
                                               -------------------------------

Atlanta, Georgia
February 27, 2004

                           INTEGRITY BANCSHARES, INC.
                                 AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2003 AND 2002

                       ASSETS                             2003             2002
                       ------
                                                     ---------------  ---------------

Cash and due from banks                              $    1,693,155   $    1,242,074
Interest-bearing deposits in banks                          113,954          529,975
Federal funds sold                                        2,439,000                -
Securities available for sale                            27,202,502       10,400,395
Restricted equity securities, at cost                       650,000          350,000

Loans                                                   238,918,989      128,008,196
Less allowance for loan losses                            3,572,984        1,104,912
                                                     ---------------  ---------------
          Loans, net                                    235,346,005      126,903,284

Premises and equipment                                    9,599,777        4,266,025
Other assets                                              2,703,802          672,332
                                                     ---------------  ---------------

          TOTAL ASSETS                               $  279,748,195   $  144,364,085
                                                     ===============  ===============

       LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
  Deposits:
    Noninterest-bearing                              $    9,141,024   $    4,654,407
    Interest-bearing                                    222,636,698      115,478,893
                                                     ---------------  ---------------
           Total deposits                               231,777,722      120,133,300
    Federal funds purchased                              10,000,000        3,115,000
    Other borrowings                                     16,000,000        7,000,000
    Other liabilities                                     2,078,203          297,186
                                                     ---------------  ---------------
          TOTAL LIABILITIES                             259,855,925      130,545,486
                                                     ---------------  ---------------

Commitments and contingencies

Stockholders' equity
    Common stock, no par value, 10,000,000 shares
      authorized; 2,744,157 and 2,142,987 shares
      issued, respectively                               19,020,303       14,534,954
    Retained earnings (deficit)                             809,021         (984,892)
    Accumulated other comprehensive income                   62,946          268,537
                                                     ---------------  ---------------

          TOTAL STOCKHOLDERS' EQUITY                     19,892,270       13,818,599
                                                     ---------------  ---------------

          TOTAL LIABILITIES AND STOCKHOLDERS'
EQUITY                                               $  279,748,195   $  144,364,085
                                                     ===============  ===============


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                           INTEGRITY BANCSHARES, INC.
                                 AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME
                     YEARS ENDED DECEMBER 31, 2003 AND 2002

                                                         2003             2002
                                                   -----------------  --------------

INTEREST INCOME:
    Loans, including fees                          $     13,252,859   $   6,133,986
    Taxable securities                                      878,336         652,314
    Federal funds sold                                       49,201          25,788
    Deposits in banks                                         9,736           2,819
                                                   -----------------  --------------
          TOTAL INTEREST INCOME                          14,190,132       6,814,907
                                                   -----------------  --------------

INTEREST EXPENSE:
    Deposits                                              4,781,147       2,762,442
    Federal funds purchased, securities sold
      under repurchase agreements and other
      borrowings                                            183,465         121,336
                                                   -----------------  --------------
          TOTAL INTEREST EXPENSE                          4,964,612       2,883,778
                                                   -----------------  --------------

          NET INTEREST INCOME                             9,225,520       3,931,129
PROVISION FOR LOAN LOSSES                                 2,488,209         712,658
                                                   -----------------  --------------
          NET INTEREST INCOME AFTER PROVISION
             FOR LOAN LOSSES                              6,737,311       3,218,471
                                                   -----------------  --------------

OTHER INCOME:
    Service charges on deposit accounts                      63,858          45,289
    Other operating income                                  125,740          42,228
                                                   -----------------  --------------
          TOTAL OTHER INCOME                                189,598          87,517
                                                   -----------------  --------------

OTHER EXPENSES:
    Salaries and employee benefits                        2,522,914       1,443,942
    Equipment and occupancy expenses                        584,236         322,242
    Other operating expenses                              1,563,469         715,080
                                                   -----------------  --------------
          TOTAL OTHER EXPENSES                            4,670,619       2,481,264
                                                   -----------------  --------------

          INCOME BEFORE INCOME TAXES                      2,256,290         824,724

INCOME TAXES                                                462,377               -
                                                   -----------------  --------------

          NET INCOME                               $      1,793,913   $     824,724
                                                   =================  ==============



BASIC EARNINGS PER SHARE                           $           0.70   $        0.43
                                                   =================  ==============


DILUTED EARNINGS PER SHARE                         $           0.68   $        0.43
                                                   =================  ==============

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                               INTEGRITY BANCSHARES, INC.
                                     AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                         YEARS ENDED DECEMBER 31, 2003 AND 2002

                                                                    2003            2002
                                                                 ------------   ------------

NET INCOME                                                       $  1,793,913   $    824,724

OTHER COMPREHENSIVE INCOME:

    Unrealized gains (losses) on securities available-for-sale:

        Net unrealized holding gains (losses) arising during
          period, net of tax of $38,580 and $0, respectively         (205,591)       258,101
                                                                 ------------   ------------


COMPREHENSIVE INCOME                                             $  1,588,322   $  1,082,825
                                                                 ============   ============



SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                   INTEGRITY BANCSHARES, INC.
                         AND SUBSIDIARY

         CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
             YEARS ENDED DECEMBER 31, 2003 AND 2002


                                                                                                          ACCUMULATED
                                                     COMMON STOCK                                         OTHER
                                           ------------------------------   RETAINED EARNINGS             COMPREHENSIVE
                                             SHARES      AMOUNT PAID-IN     (DEFICIT)                     INCOME
                                           -----------  -----------------  ------------------------    ---------------------

BALANCE, DECEMBER 31, 2001                  1,072,029   $     10,623,384   $            (1,809,616)    $             10,436
    Net income                                      -                  -                   824,724                        -
    Issuance of common stock                  356,629          3,922,919                         -                        -
    Stock issue costs                               -            (11,349)                        -                        -
    Sale of treasury stock                          -                  -                         -                        -
    Other comprehensive income                      -                  -                         -                  258,101
                                           -----------  -----------------  ------------------------    ---------------------
BALANCE, DECEMBER 31, 2002                  1,428,658         14,534,954                  (984,892)                 268,537
    Net income                                      -                                    1,793,913                        -
    Issuance of common stock                  414,866          4,563,538                         -                        -
    Stock compensation expense                      -             90,945                         -                        -
    Purchase and retirement of treasury
stock                                         (14,081)          (168,972)                        -                        -
    3-for-2 common stock split                914,714               (162)                        -                        -
    Other comprehensive loss                        -                  -                         -                 (205,591)
                                           -----------  -----------------  ------------------------    ---------------------
BALANCE, DECEMBER 31, 2003                  2,744,157   $     19,020,303   $               809,021     $             62,946
                                           ===========  =================  ========================    =====================




                                                     TREASURY STOCK                       TOTAL
                                           --------------------------------               EQUITY
                                            SHARES          COST                       STOCKHOLDERS'
                                           ---------       -----------------       ----------------------

BALANCE, DECEMBER 31, 2001                    6,795        $        (74,745)       $           8,749,459
    Net income                                    -                       -                      824,724
    Issuance of common stock                      -                       -                    3,922,919
    Stock issue costs                             -                       -                      (11,349)
    Sale of treasury stock                   (6,795)                 74,745                       74,745
    Other comprehensive income                    -                       -                      258,101
                                           ---------       -----------------       ----------------------
BALANCE, DECEMBER 31, 2002                        -                       -                   13,818,599
    Net income                                    -                       -                    1,793,913
    Issuance of common stock                      -                       -                    4,563,538
    Stock compensation expense                    -                       -                       90,945
    Purchase and retirement of treasury
stock                                             -                       -                     (168,972)
    3-for-2 common stock split                    -                       -                         (162)
    Other comprehensive loss                      -                       -                     (205,591)
                                           ---------       -----------------       ----------------------
BALANCE, DECEMBER 31, 2003                        -        $              -        $          19,892,270
                                           =========       =================       ======================





SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                           INTEGRITY BANCSHARES, INC.
                                 AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 2003 AND 2002

                                                             2003              2002
                                                        ----------------  ---------------
OPERATING ACTIVITIES
    Net income                                          $     1,793,913   $      824,724
    Adjustments to reconcile net income to net cash
        provided by operating activities:
        Depreciation and software amortization                  316,528          178,796
        Provision for loan losses                             2,488,209          712,658
        Stock compensation                                       90,945                -
        Deferred income taxes                                (1,161,311)          (6,983)
        Increase in interest receivable                        (441,639)        (337,471)
        Increase in interest payable                            122,865           88,490
        Increase in income taxes payable                      1,609,705            6,983
        Net other operating activities                         (448,532)         (14,976)
                                                        ----------------  ---------------

              Net cash provided by operating activities       4,370,683        1,452,221
                                                        ----------------  ---------------

INVESTING ACTIVITIES
    Net (increase) decrease in interest-bearing
      deposits in banks                                         416,021         (358,473)
    Net increase in federal funds sold                       (2,439,000)               -
    Proceeds from maturities of securities
      available-for-sale                                     18,199,327        4,667,036
    Purchases of securities available-for-sale              (35,168,445)      (5,010,237)
    Purchases of restricted equity securities                  (300,000)        (100,000)
    Net increase in loans                                  (110,930,930)     (84,045,389)
    Purchase of premises and equipment                       (5,620,401)      (1,219,488)
                                                        ----------------  ---------------

            Net cash used in investing activities          (135,843,428)     (86,066,551)
                                                        ----------------  ---------------

FINANCING ACTIVITIES
    Net increase in deposits                                111,644,422       78,890,952
    Net increase in federal funds purchased                   6,885,000        1,316,000
    Net decrease in securities sold under repurchase
      agreements                                                      -       (1,000,000)
    Net proceeds from other borrowings                        9,000,000        2,000,000
    Net proceeds from sale of common stock                    4,563,376        3,911,570
    Sale (purchase) of treasury stock                          (168,972)          74,745
                                                        ----------------  ---------------

            Net cash provided by financing activities       131,923,826       85,193,267
                                                        ----------------  ---------------

Net increase in cash and due from banks                         451,081          578,937

Cash and due from banks at beginning of year                  1,242,074          663,137
                                                        ----------------  ---------------

Cash and due from banks at end of year                  $     1,693,155   $    1,242,074
                                                        ================  ===============

SUPPLEMENTAL DISCLOSURE
    Cash paid for:
         Interest                                       $     4,841,747   $    2,795,288

         Income taxes                                   $        13,983   $            -


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                          INTEGRITY BANCSHARES, INC.
                                AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

            NATURE OF BUSINESS

            Integrity Bancshares, Inc. (the "Company") is a bank holding company whose principal activity is the ownership and management of its wholly-owned subsidiary, Integrity Bank (the "Bank"). The Bank is a commercial bank located in Alpharetta, Fulton County, Georgia with a branch located in Roswell, Georgia. The Bank provides a full range of banking services in its primary market area of Fulton County and the surrounding counties.

            BASIS OF PRESENTATION AND ACCOUNTING ESTIMATES

            The consolidated financial statements include the accounts of the Company and its subsidiary. Significant intercompany transactions and balances have been eliminated in consolidation.

            In preparing the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

            Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of foreclosed real estate, deferred taxes, and contingent assets and liabilities. The determination of the adequacy of the allowance for loan losses is based on estimates that are susceptible to significant changes in the economic environment and market conditions. In connection with the determination of the estimated losses on loans and the valuation of foreclosed real estate, management obtains independent appraisals for significant collateral.

            CASH, DUE FROM BANKS AND CASH FLOWS

            For purposes of reporting cash flows, cash and due from banks includes cash on hand, cash items in process of collection and amounts due from banks. Cash flows from loans, interest-bearing deposits in banks, federal funds purchased and sold, deposits, securities sold under repurchase agreements and other borrowings are reported net.

            The Bank is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank, based on a percentage of deposits. The total of those reserve balances was approximately $352,000 and $228,000 at December 31, 2003 and 2002, respectively.

            SECURITIES

            Debt securities that management has the positive intent and ability to hold to maturity are classified as held to maturity and recorded at amortized cost. Securities not classified as held to maturity are classified as available for sale and recorded at fair value with unrealized gains and losses excluded from earnings and reported in other comprehensive income, net of the related deferred tax effect. Equity securities, including restricted equity securities without a readily determinable fair value, are reported at cost.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            SECURITIES (CONTINUED)

            The amortization of premiums and accretion of discounts are recognized in interest income using the interest method over the life of the securities. Realized gains and losses, determined on the basis of the cost of specific securities sold, are included in earnings on the settlement date. Declines in the fair value of held to maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses.

            LOANS

            Loans are reported at their outstanding principal balances less deferred fees and the allowance for loan losses. Interest income is accrued on the outstanding principal balance.

            Nonrefundable loan fees and costs incurred for loans are deferred and recognized in income over the estimated life of the loans using a method which approximates a level yield.

            The accrual of interest on loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due, unless the loan is well-secured. All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income, unless management believes that the accrued interest is recoverable through the liquidation of collateral. Interest income on nonaccrual loans is recognized on the cost-recovery method, until the loans are returned to accrual status. Loans are returned to accrual status when all the principal and interest amounts are brought current and future payments are reasonably assured.

            A loan is considered impaired when it is probable, based on current information and events, the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Impaired loans are measured by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses. Interest on accruing impaired loans is recognized as long as such loans do not meet the criteria for nonaccrual status.

            The Company sells and purchases participations in certain loans to unrelated financial institutions. Any gain or loss is determined and recognized at the time the sale or purchase is consummated. The amount of gain or loss recognized on the sale or purchase of a specific loan is equal to the percentage resulting from determining the fair value of the portion of the loan sold or purchased relative to the fair value of the entire loan. Losses are recognized at the time the loan is identified as held for sale and the loan's carrying value exceeds its fair value. The Company recognized no gains or losses on the sale or purchase of participations, nor did it recognize servicing right assets or liabilities as of and for the years ended December 31, 2003 or 2002, respectively, because the servicing fees received or paid approximate adequate compensation.

            ALLOWANCE FOR LOAN LOSSES

            The allowance for loan losses is established through a provision for loan losses charged to expense. Loan losses are charged against the allowance when management believes the collectibility of the principal is unlikely. Subsequent recoveries, if any, are credited to the allowance.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            ALLOWANCE FOR LOAN LOSSES (CONTINUED)

            The allowance is an amount that management believes will be adequate to absorb estimated losses relating to specifically identified loans, as well as probable credit losses inherent in the balance of the loan portfolio, based on an evaluation of the collectibility of existing loans and prior loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, concentrations and current economic conditions that may affect the borrower's ability to pay. This evaluation does not include the effects of expected losses on specific loans or groups of loans that are related to future events or expected changes in economic conditions. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are any significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses, and may require the Company to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

            The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management's estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

            PREMISES AND EQUIPMENT

            Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed by the straight-line method over the following estimated useful lives of the assets.

                        Building                40  years
                        Equipment               3-7 years

            OTHER REAL ESTATE OWNED

            Other real estate owned represents properties acquired through or in lieu of loan foreclosure and is initially recorded at the lower of cost or fair value less estimated costs to sell. Any write-down to fair value at the time of transfer to other real estate owned is charged to the allowance for loan losses. Costs of improvements are capitalized, whereas costs relating to holding other real estate owned and subsequent adjustments to the value are expensed. The Company had $202,870 and $0 in other real estate owned at December 31, 2003 and 2002, respectively.

            INCOME TAXES

            Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            EARNINGS PER SHARE

            Basic earnings per share are computed by dividing net income by the weighted average number of shares of common stock outstanding. Diluted earnings per share are computed by dividing net income by the sum of the weighted-average number of shares of common stock outstanding and potential common shares. Potential common shares consist of stock options.

            STOCK-BASED COMPENSATION

            The Company has two stock-based employee compensation plans, which are described more fully in Note 7. The Company accounts for those plans under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. For fixed stock options, no stock-based employee compensation cost is reflected in net income, as all fixed options granted under those plans had an exercise price equal to the market value of the underlying stock on the date of grant. For variable stock options, stock-based compensation amounted to $90,945 and $0 for the years ended December 31, 2003 and 2002, respectively. Options granted to the Company's president are considered variable because the number of options granted is based on the outstanding number of shares of common stock multiplied by 5%.

            The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

                                                         YEARS ENDED DECEMBER
                                                                          31,
                                                         ----------------------
                                                            2003        2002
                                                         -----------  ---------

            Net income, as reported                      $ 1,793,913  $ 824,724
            Deduct: Total stock-based employee
            compensation
                 expense determined under fair value
                 based  method for all awards, net of
                 related tax effects                        (228,377)       -
                                                         -----------  ---------
            Pro forma net income                         $ 1,565,536  $ 824,724
                                                         ===========  =========
            Earnings per share:
              Basic - as reported                        $      0.70  $    0.43
                                                         ===========  =========
              Basic - pro forma                          $      0.61  $    0.43
                                                         ===========  =========
              Diluted - as reported                      $      0.68  $    0.43
                                                         ===========  =========
              Diluted - pro forma                        $      0.59  $    0.43
                                                         ===========  =========

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            RECENT ACCOUNTING STANDARDS

            In November 2002, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57, and 107 and a rescission of FASB Interpretation No. 34". The interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. It also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing a guarantee. The initial recognition and initial measurement provisions of the interpretation are applicable to guarantees issued or modified after December 31, 2002. The disclosure requirements in the interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002. The adoption of the interpretation did not have a material effect on the Company's financial condition or results of operations.

            In December 2002, the FASB issued Statement No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment of FASB Statement No. 123". The Statement amends Statement No. 123, "Accounting for Stock-Based Compensation", to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, the statement amends the disclosure requirements of Statement No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based compensation and the effect on reported results of operations. The disclosure requirements of the statement are required for fiscal years ending after December 15, 2002 and interim periods beginning after December 15, 2002. The Company has not adopted Statement No. 123 for accounting for stock-based compensation as of December 31, 2003; however all required disclosures of Statement No. 148 are included above under the heading "Stock-Based Compensation".

            In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities, an interpretation of ARB No. 51", and on December 24, 2003, the FASB issued FASB Interpretation No. 46 (Revised December 2003), "Consolidation of Variable Interest Entities" which replaced FIN 46. The interpretation addresses consolidation by business enterprises of variable interest entities. A variable interest entity is defined as an entity subject to consolidation according to the provisions of the interpretation. The revised interpretation provided for special effective dates for entities that had fully or partially applied the original interpretation as of December 24, 2003. Otherwise, application of the interpretation is required in financial statements of public entities that have interests in special-purpose entities, or SPEs, for periods ending after December 15, 2003. Application by public entities, other than small business issuers, for all other types of variable interest entities (i.e., non-SPEs) is required in financial statements for periods ending after March 15, 2004. Application by small business issuers to variable interest entities other than SPEs is required at various dates in 2004 and 2005. The Company has determined that the revised provisions require deconsolidation of subsidiary trusts which issued trust preferred securities. The Company plans to adopt these revised provisions in the first quarter of 2004. The interpretations did not have a material effect on the Company's financial condition or results of operations.

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            RECENT ACCOUNTING STANDARDS (CONTINUED)

            In May 2003, the FASB issued Statement No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". The statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. The statement requires that an issuer classify a financial instrument that is within its scope as a liability. Many of those instruments were previously classified as equity. The statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of the statement did not have a material effect on the Company's financial condition or results of operations.

            COMPREHENSIVE INCOME

            Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.


NOTE 2.     SECURITIES AVAILABLE FOR SALE

            The amortized cost and fair value of securities available for sale are summarized as follows:

                                                           GROSS             GROSS
                         AMORTIZED       UNREALIZED      UNREALIZED          FAIR
                           COST            GAINS           LOSSES            VALUE
                       -------------   -------------    -------------    -------------
DECEMBER 31, 2003:
EQUITY SECURITIES      $     690,000   $          --    $          --    $     690,000
MORTGAGE-BACKED           26,410,976         212,892         (111,366)      26,512,502
SECURITIES
                       -------------   -------------    -------------    -------------
                       $  27,100,976   $     212,892    $    (111,366)   $  27,202,502
                       =============   =============    =============    =============
  December 31, 2002:
  Mortgage-backed
  securities           $  10,131,858   $     268,537    $          --    $  10,400,395
                       =============   =============    =============    =============

            In 2003, the FASB Emerging Issues Task Force released Issue 03-01, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. The issue requires disclosure of certain information about other than temporary impairments in the market value of securities. The market value of securities is based on quoted market values and is significantly affected by the interest rate environment. At December 31, 2003, all unrealized losses in the securities portfolio were for debt securities. From the December 31, 2003 tables above, 7 out of 28 securities purchased from U.S. Government agencies and Government sponsored corporations, including mortgage-backed securities, contained unrealized losses. The amortized cost and fair value of these securities at December 31, 2003 was $9,221,258 and $9,109,892, respectively. All securities with an unrealized loss at December 31, 2003 have been in a continuous unrealized loss position for less than twelve months. These unrealized losses are considered temporary because of acceptable investment grades on each security and the repayment sources of principal and interest are government backed.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            Securities with a carrying value of $2,604,294 and $6,837,618 at December 31, 2003 and 2002, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

            The Company had no gains and losses on sales of securities for the years ended December 31, 2003 or 2002.


NOTE 3.     LOANS

            The composition of loans is summarized as follows:

                                                        DECEMBER 31,
                                             ------------------------------
                                                 2003              2002
                                             -------------    -------------

            Commercial                       $  16,071,000    $  11,751,000
            Real estate - construction         123,882,000       51,715,000
            Real estate - mortgage              98,401,000       63,940,000
            Consumer installment and other         723,417          855,812
                                             -------------    -------------
                                               239,077,417      128,261,812
            Deferred loan fees                    (158,428)        (253,616)
            Allowance for loan losses           (3,572,984)      (1,104,912)

                                             -------------    -------------
            Loans, net                       $ 235,346,005    $ 126,903,284
                                             =============    =============

            Changes in the allowance for loan losses are as follows:

                                                        YEARS ENDED DECEMBER 31,
                                                       --------------------------
                                                          2003           2002
                                                       -----------    -----------

            Balance, beginning of year                 $ 1,104,912    $   392,254
              Provision for loan losses                  2,488,209        712,658
              Loans charged off                            (20,137)            --
              Recoveries of loans previously charged            --             --
            off
                                                       -----------    -----------
            Balance, end of year                       $ 3,572,984    $ 1,104,912
                                                       ===========    ===========

            The total recorded investment in impaired loans consisting solely of loans on nonaccrual status was $2,868,700 and $0 at December 31, 2003 and 2002, respectively. There were no impaired loans that had related allowances determined in accordance with SFAS No. 114, Accounting by Creditors for Impairment of a Loan, at December 31, 2003 and 2002. The average recorded investment in impaired loans for 2003 and 2002 was $273,498 and $0, respectively. Interest income recognized for cash payments received on impaired loans was not material for the years ended December 31, 2003 and 2002, respectively.

            There were no loans past due ninety days or more and still accruing interest at December 31, 2003 and 2002.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            In the ordinary course of business, the Company has granted loans to certain related parties, including executive officers, directors and their affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the year ended December 31, 2003 are as follows:

             Balance, beginning of year                $ 5,242,356
                 Advances                                2,933,540
                 Repayments                             (2,102,461)
                                                       -----------
             Balance, end of year                      $ 6,073,435
                                                       ===========


NOTE 4.     PREMISES AND EQUIPMENT

            Premises and equipment are summarized as follows:

                                                                 DECEMBER 31
                                                        ----------------------------
                                                            2003            2002
                                                        ------------    ------------

             Land                                       $  4,242,445    $  1,733,292
             Building                                      4,540,906       1,939,270
             Construction in progress, estimated cost         68,356         126,716
             to complete $1,075,000
             Equipment                                     1,324,942         774,917
                                                        ------------    ------------
                                                          10,176,649       4,574,195
             Accumulated depreciation                       (576,872)       (308,170)
                                                        ------------    ------------
                                                        $  9,599,777    $  4,266,025
                                                        ============    ============

            In 2003, the Company purchased from a director of the Company, an office building adjacent to its main office building at a cost of $2,600,000. The Company has also entered into a contract with a business controlled by another director of the Company to construct additional branch banking facilities in Cobb County, Georgia at a cost of $1,097,000. The Company also paid $819,000 to this business for construction of other branch banking facilities.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 5.     DEPOSITS

            The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2003 and 2002 was $25,967,784 and $27,760,579, respectively. The scheduled maturities of time deposits at December 31, 2003 are as follows:

              2004                                     $102,217,693
              2005                                        1,537,259
              2006                                          180,861
              2007                                               --
              2008                                           12,313
                                                       ------------
                                                       $103,948,126
                                                       ============

            Overdraft demand deposits reclassified to loans totaled $9,222 and $2,152 at December 31, 2003 and 2002, respectively.


NOTE 6.     OTHER BORROWINGS

            Other borrowings consist of the following:

                                                                    DECEMBER 31,
                                                             ------------------------
                                                                2003          2002
                                                             -----------   -----------
             Advance from Federal Home Loan Bank with
             interest at the
                three-month LIBOR flat (1.202% at December
             31, 2003),
                due September 2, 2004                        $ 5,000,000   $        --
             Advance from Federal Home Loan Bank with
             interest at the
                three-month LIBOR flat (1.221% at December
             31, 2003),
                due December 8, 2004                           5,000,000            --
             Advance from Federal Home Loan Bank with
             interest at the
                three-month LIBOR flat (1.45% at December
             31, 2002),
                due September 2, 2003                                 --     5,000,000
             Advance from Federal Home Loan Bank with
             interest at the
                three-month LIBOR flat (1.46% at December
             31, 2002),
                due September 30, 2003                                --     2,000,000
             Floating rate junior subordinated debentures,
             interest payable
                quarterly at the three month LIBOR plus
             2.85%,
                due December 17, 2033                          6,000,000            --
                                                             -----------   -----------
                                                             $16,000,000   $ 7,000,000
                                                             ===========   ===========

            The Company's advances from the Federal Home Loan Bank are collateralized with certain qualifying loans of approximately $44 million, mortgage-backed securities of $2.6 million, and Federal Home Loan Bank stock of $650,000.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            In 2003, the Company formed a wholly-owned grantor trust to issue cumulative trust preferred securities to the public. The grantor trust has invested the proceeds of the trust preferred securities in junior subordinated debentures of the Company. The trust preferred securities can be redeemed prior to maturity at the option of the Company on or after December 17, 2008. The sole assets of the grantor trust are the Junior Subordinated Deferrable Interest Debentures of the Company (the "Debentures") held by the grantor trust. The Debentures have the same interest rate (three month LIBOR plus 2.85%, floating) as the trust preferred securities. The Company has the right to defer interest payments on the Debentures at any time or from time to time for a period not exceeding 20 consecutive quarters provided that no extension period may extend beyond the stated maturity of the related Debentures. During any such extension period, distributions on the trust preferred certificates would also be deferred.

            Payment of periodic cash distributions and payment upon liquidation or redemption with respect to the trust preferred securities are guaranteed by the Company to the extent of funds held by the grantor trust (the "Preferred Securities Guarantee"). The Preferred Securities Guarantee, when taken together with the Company's other obligations under the Debentures, constitute a full and unconditional guarantee, on a subordinated basis, by the Company of payments due on the trust preferred securities.

            The Company has available unused lines of credit with various financial institutions totaling $18,388,400 at December 31, 2003. There were no other advances outstanding at December 31, 2003 or 2002.


NOTE 7.     STOCK-BASED COMPENSATION

            At December 31, 2003, the Company has two stock-based employee compensation plans, one for directors and one for employees. The director plan reserves 195,000 shares of common stock and the employee plan reserves 450,000 shares of common stock for the granting of stock options. The options are exercisable over a ten year period in accordance with vesting schedules determined by the Board of Directors.

                                                      YEAR ENDED
                                                   DECEMBER 31, 2003
                                                  -------------------
                                                            WEIGHTED-
                                                            AVERAGE
                                                            EXERCISE
                                                  SHARES      PRICE
                                                  -------   ---------
             (Employee Plan)
             Outstanding at beginning of year          --   $      --
               Granted (fixed)                    123,000        7.33
               Granted (variable)                 137,208        7.33
               Exercised                               --   $      --
               Terminated                              --   $      --
                                                            ---------
             Outstanding at end of year           260,208   $    7.33
                                                            =========

             Options exercisable at year-end       57,135   $    7.33
                                                            =========
             Weighted-average fair value of
             options
                granted during the year                     $    2.31

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            Information pertaining to employee options outstanding at December 31, 2003 is as follows:

                                     OPTIONS OUTSTANDING            OPTIONS EXERCISABLE
                                ---------------------------------  ---------------------
                                             WEIGHTED-
                                              AVERAGE    WEIGHTED-             WEIGHTED-
                                             REMAINING   AVERAGE               AVERAGE
                 RANGE OF          NUMBER   CONTRACTUAL  EXERCISE    NUMBER    EXERCISE
              EXERCISE PRICES   OUTSTANDING    LIFE       PRICE    EXERCISABLE  PRICE
             ------------------ ----------- ---------   ---------  ----------- ----------
                  $7.33           260,208   9.50 years  $   7.33     57,135     $  7.33

            Other pertinent information related to the options is as follows:

                                                       YEAR ENDED
                                                    DECEMBER 31, 2003
                                                 -----------------------
                                                              WEIGHTED-
                                                               AVERAGE
                                                               EXERCISE
                                                   SHARES       PRICE
                                                 ----------   ----------

             (Director Plan)
             Outstanding at beginning of year            --   $       --
               Granted                              165,000         7.33
               Exercised                                 --           --
               Terminated                                --           --
                                                 ----------
             Outstanding at end of year             165,000   $     7.33
                                                 ==========

             Options exercisable at period-end      165,000   $     7.33
                                                 ==========
             Weighted-average fair value of
             options
                granted during the year                       $     2.31

            Information pertaining to director options outstanding at December 31, 2003 is as follows:

                                     OPTIONS OUTSTANDING            OPTIONS EXERCISABLE
                                ---------------------------------  ---------------------
                                             WEIGHTED-
                                              AVERAGE    WEIGHTED-             WEIGHTED-
                                             REMAINING   AVERAGE               AVERAGE
                 RANGE OF          NUMBER   CONTRACTUAL  EXERCISE    NUMBER    EXERCISE
              EXERCISE PRICES   OUTSTANDING    LIFE       PRICE    EXERCISABLE  PRICE
             ------------------ ----------- ---------   ---------  ----------- ----------
                   $7.33          165,000   9.50 years   $   7.33    165,000    $   7.33

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                        YEAR ENDED
                                                        DECEMBER 31,
                                                    ----------------------
                                                            2003
                                                    ----------------------

                 Dividend yield                             0.00%
                 Expected life                            10 years
                 Expected volatility                        0.01%
                 Risk-free interest                         3.82%
                 rate


NOTE 8.     EMPLOYEE BENEFIT PLAN

            The Company has a 401(k) retirement plan covering substantially all employees. Contributions to the plan charged to expense amounted to $43,450 and $0 for the years ended December 31, 2003 and 2002, respectively.


NOTE 9.     INCOME TAXES

            Income tax expense consists of the following:

                                                        YEARS ENDED
                                                        DECEMBER 31,
                                                 --------------------------
                                                    2003           2002
                                                 -----------    -----------

             Current                             $ 1,623,688    $   407,291
             Deferred                               (781,612)      (103,035)
             Change in valuation allowance          (379,699)      (304,256)
                                                 -----------    -----------
                            Income tax expense   $   462,377    $        --
                                                 ===========    ===========

            The Company's income tax differs from the amounts computed by applying the federal income tax statutory rates to loss before income taxes. A reconciliation of the differences is as follows:

                                                         YEARS ENDED
                                                         DECEMBER 31,
                                                    ----------------------
                                                      2003         2002
                                                    ---------    ---------

             Income tax at statutory federal rate   $ 767,139    $ 280,406
               State taxes                             70,257       30,997
               Change in valuation allowance         (379,699)    (304,256)
               Other items                              4,680       (7,147)
                                                    ---------    ---------
             Income tax expense                     $ 462,377    $      --
                                                    =========    =========

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            The components of deferred income taxes are as follows:
                                                           DECEMBER 31,
                                                      -----------------------
                                                         2003         2002
                                                      ----------   ----------

             Deferred tax assets:
               Preopening and organization expenses   $   98,966   $  152,948
               Net operating loss carryforward                --        1,174
               Deferred loan fees                         59,784       95,704
               Loan loss reserves                      1,109,733      170,788
               Stock compensation                         34,319           --
               Nonaccrual loan interest                   12,322           --
               Other                                          --        1,522
                                                      ----------   ----------
                                                       1,315,124      422,136
             Valuation allowance                              --     (278,326)
                                                      ----------   ----------
                                                       1,315,124      143,810
                                                      ----------   ----------

             Deferred tax liabilities:
               Depreciation                              146,830       35,454
               Securities available for sale              38,580      101,373
                                                      ----------   ----------
                                                         185,410      136,827
                                                      ----------   ----------

             Net deferred taxes                       $1,129,714   $    6,983
                                                      ==========   ==========

NOTE 10.    EARNINGS PER SHARE

            Presented below is a summary of the components used to calculate basic and diluted earnings per common share.

                                                                    YEARS ENDED
                                                                    DECEMBER 31,
                                                               ----------------------
                                                                 2003          2002
                                                               ----------   ----------
             Basic Earnings Per Share:
               Weighted average common shares outstanding       2,572,528    1,898,390
                                                               ==========   ==========

               Net income                                      $1,793,913   $  824,724
                                                               ==========   ==========

               Basic earnings per share                        $     0.70   $     0.43
                                                               ==========   ==========

             Diluted Earnings Per Share:
               Weighted average common shares outstanding       2,572,528    1,898,390
               Net effect of the assumed exercise of stock
                  options based on the treasury stock method
                  using average market prices for the year         77,664           --
                                                               ----------   ----------
               Total weighted average common shares and
                  common stock equivalents outstanding          2,650,192    1,898,390
                                                               ==========   ==========

               Net income                                      $1,793,913   $  824,724
                                                               ==========   ==========

               Diluted earnings per share                      $     0.68   $     0.43
                                                               ==========   ==========

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 11.    COMMITMENTS AND CONTINGENCIES

            LOAN COMMITMENTS

            The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. They involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the balance sheets. The majority of all commitments to extend credit and standby letters of credit are variable rate instruments.

            The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. A summary of the Company's commitments is as follows:

                                                                 DECEMBER 31,
                                                           -----------------------
                                                              2003           2002
                                                           -----------   -----------

             Commitments to extend credit                  $59,576,118   $32,941,203
             Standby letters of credit                         492,690       328,940
                                                           -----------   -----------
                                                           $60,068,808   $33,270,143
                                                           ===========   ===========

            Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the party. Collateral held varies, but may include accounts receivable, inventory, property and equipment, residential real estate and income-producing commercial properties.

            Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral held varies as specified above and is required in instances which the Company deems necessary.

            At December 31, 2003 and 2002, the carrying amount of liabilities related to the Company's obligation to perform under financial standby letters of credit was insignificant. The Company has not been required to perform on any financial standby letters of credit, and the Company has not incurred any losses on financial standby letters of credit for the years ended December 31, 2003 and 2002.

            EMPLOYMENT AGREEMENTS

            The Company has entered into an employment agreement with its president with an initial term of five years that requires an annual salary of $160,000. The agreement is automatically extended for an additional year on the initial termination date and each anniversary thereafter. The president is entitled to receive an annual salary increase and is eligible to incentives and performance bonuses as may be determined by the Company's Board of Directors.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            EMPLOYMENT AGREEMENTS (CONTINUED)

            The Company has also entered into employment agreements with three other officers calling for annual salaries totaling $340,000. These agreements have the same annual salary increase, incentive and performance bonuses as does the president's employment agreement.

            CONTINGENCIES

            In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the Company's financial statements.


NOTE 12.    CONCENTRATIONS OF CREDIT

            The Company originates primarily commercial and commercial real estate, residential real estate, and consumer loans to customers in Fulton County and surrounding counties. The ability of the majority of the Company's customers to honor their contractual loan obligations is dependent on the economy in these areas.

            Ninety-three percent of the Company's loan portfolio is secured by real estate, of which a substantial portion is secured by real estate in the Company's primary market area. Accordingly, the ultimate collectibility of the loan portfolio is susceptible to changes in market conditions in the Company's primary market area.

            The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of the lesser of statutory capital or net assets as defined, or approximately $5,875,000.


NOTE 13.    REGULATORY MATTERS

            The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2003, approximately $941,000 of dividends could be declared without regulatory approval.

            The Company and Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

            Quantitative measures established by regulation to ensure capital adequacy require the Company and Bank to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets, as defined, and of Tier I capital to average assets, as defined. Management believes, as of December 31, 2003 and 2002, the Company and Bank met all capital adequacy requirements to which they are subject.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 13.    REGULATORY MATTERS (CONTINUED)

            As of December 31, 2003, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's category. Prompt corrective action provisions are not applicable to bank holding companies.

            The Company was not subject to consolidated capital requirements as of December 31, 2002 due to asset size. The Company and Bank's actual capital amounts and ratios are presented in the following table:

                                                                                                     TO BE WELL
                                                                           FOR CAPITAL            CAPITALIZED UNDER
                                                                             ADEQUACY             PROMPT CORRECTIVE
                                                      ACTUAL                 PURPOSES             ACTION PROVISIONS
                                              ----------------------   ---------------------    ----------------------
                                               AMOUNT        RATIO      AMOUNT       RATIO       AMOUNT       RATIO
                                              ---------    ---------   ---------   ---------    ---------    ---------
                                                                      (DOLLARS IN THOUSANDS)
                                              ------------------------------------------------------------------------
             DECEMBER 31, 2003:
               TOTAL CAPITAL TO RISK
               WEIGHTED ASSETS
                  CONSOLIDATED                $  29,186       10.88%   $  21,468           8%   $  26,835          10%
                  BANK                        $  27,834       10.41%   $  21,393           8%   $  26,741          10%
               TIER I CAPITAL TO RISK
               WEIGHTED ASSETS
                  CONSOLIDATED                $  25,829        9.63%   $  10,734           4%   $  16,101           6%
                  BANK                        $  24,488        9.16%   $  10,697           4%   $  16,045           6%


               TIER I CAPITAL TO
               AVERAGE ASSETS
                  CONSOLIDATED                $  25,829        9.71%   $  10,635           4%   $  13,294           5%
                  BANK                        $  24,488        9.26%   $  10,578           4%   $  13,223           5%

             December 31, 2002 (Bank only):
               Total Capital to Risk          $  13,610        9.65%   $  11,287           8%   $  14,109          10%
               Weighted Assets
               Tier I Capital to Risk         $  12,506        8.86%   $   5,643           4%   $   8,465           6%
               Weighted Assets
               Tier I Capital to              $  12,506        9.67%   $   5,173           4%   $   6,466           5%
               Average Assets

NOTE 14.    FAIR VALUE OF FINANCIAL INSTRUMENTS

            The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company's various financial instruments. In cases where quoted market prices are not available, fair value is based on discounted cash flows or other valuation techniques. These techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS No. 107, Disclosures about Fair Value of Financial Instruments, excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments.

            CASH, DUE FROM BANKS AND INTEREST-BEARING DEPOSITS IN BANKS: The carrying amounts of cash, due from banks and interest-bearing deposits in banks approximate fair values.

            SECURITIES: Fair values for securities are based on available quoted market prices. The carrying values of equity securities with no readily determinable fair value approximate fair values.

            LOANS: The carrying amount of variable-rate loans that reprice frequently and have no significant change in credit risk approximates fair value. The fair value of fixed-rate loans is estimated based on discounted contractual cash flows, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. The fair value of impaired loans is estimated based on discounted contractual cash flows or underlying collateral values, where applicable.

            DEPOSITS: The carrying amount of demand deposits, savings deposits, and variable-rate certificates of deposit approximates fair value. The fair value of fixed-rate certificates of deposit is estimated based on discounted contractual cash flows using interest rates currently being offered for certificates of similar maturities.

            FEDERAL FUNDS PURCHASED AND OTHER BORROWINGS: The carrying amount of variable rate borrowings, federal funds purchased, and securities sold under repurchase agreements approximate fair value. The fair value of fixed rate other borrowings are estimated based on discounted contractual cash flows using the current incremental borrowing rates for similar type borrowing arrangements.

            ACCRUED INTEREST: The carrying amounts of accrued interest approximate their fair values.

            OFF-BALANCE SHEET INSTRUMENTS: The carrying amount of commitments to extend credit and standby letters of credit approximates fair value. The carrying amount of the off-balance sheet financial instruments is based on fees charged to enter into such agreements.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            The carrying amount and estimated fair value of the Company's financial instruments were as follows:

                                          DECEMBER 31, 2003              December 31, 2002
                                      ---------------------------   ---------------------------
                                        CARRYING        FAIR          Carrying        Fair
                                         AMOUNT         VALUE          Amount         Value
                                      ------------   ------------   ------------   ------------
             Financial assets:
               Cash, due from banks
               and interest-
                 bearing deposits     $  1,807,109   $  1,807,109   $  1,772,049   $  1,772,049
                 in banks
               Federal funds sold        2,439,000      2,439,000             --             --
               Securities               27,852,502     27,852,502     10,750,395     10,750,395
               Loans                   235,346,005    240,013,338    126,903,284    129,033,375
               Accrued interest            981,167        981,167        539,528        539,528
               receivable

             Financial liabilities:
               Deposits                231,777,722    232,089,284    120,133,300    120,313,943
               Federal funds            10,000,000     10,000,000      3,115,000      3,115,000
               purchased
               Other borrowings         16,000,000     16,000,000      7,000,000      7,000,000
               Accrued interest            358,678        358,678        235,813        235,813
               payable


NOTE 15.    SUPPLEMENTAL FINANCIAL DATA

            Components of other operating expenses in excess of 1% of revenue are as follows:

                                                 YEARS ENDED DECEMBER 31,
                                                 ------------------------
                                                    2003          2002
                                                 ----------   -----------

                  Consulting fees                $  200,044   $   55,559
                  Data processing                   199,182      109,833

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 16.    PARENT COMPANY FINANCIAL INFORMATION

            The following information presents the condensed balance sheets as of December 31, 2003 and 2002 and statements of income and cash flows of Integrity Bancshares, Inc., Inc. for the years ended December 31, 2003 and 2002.

                                     CONDENSED BALANCE SHEETS

                                                             2003           2002
                                                          -----------   -----------
             ASSETS
               Cash                                       $   434,420   $   686,507
               Interest-bearing deposits in banks              52,808       357,936
               Investment in subsidiary                    24,551,205    12,774,156
               Securities available for sale                  690,000            --
               Other assets                                   221,819            --
                                                          -----------   -----------

                      TOTAL ASSETS                        $25,950,252   $13,818,599
                                                          ===========   ===========

             LIABILITIES
               Other borrowings                           $ 6,000,000   $        --
               Other liabilities                               57,982            --
                                                          -----------   -----------

                      TOTAL LIABILITIES                     6,057,982            --
                                                          -----------   -----------

             STOCKHOLDERS' EQUITY                          19,892,270    13,818,599
                                                          -----------   -----------

             TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY   $25,950,252   $13,818,599
                                                          ===========   ===========

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  CONDENSED STATEMENTS OF INCOME

                                                           2003            2002
                                                        -----------    -----------
             INTEREST INCOME                            $     1,419    $     8,227

             EXPENSE, other                                 208,256         12,921
                                                        -----------    -----------

                    INCOME BEFORE INCOME TAX BENEFITS
                    AND
                      UNDISTRIBUTED INCOME OF              (206,837)        (4,694)
                      SUBSIDIARY

                  INCOME TAX BENEFITS                      (118,110)            --
                                                        -----------    -----------

                    LOSS BEFORE EQUITY IN
                    UNDISTRIBUTED
                      INCOME OF SUBSIDIARY                  (88,727)        (4,694)

                  EQUITY IN UNDISTRIBUTED INCOME OF       1,882,640        829,418
             SUBSIDIARY
                                                        -----------    -----------

                    NET INCOME                          $ 1,793,913    $   824,724
                                                        ===========    ===========

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               CONDENSED STATEMENTS OF CASH FLOWS

                                                                   2003                       2002
                                                               ------------               ------------
             OPERATING ACTIVITIES
               Net income                                      $  1,793,913               $    824,724
               Adjustments to reconcile net income to net
                 cash used in operating activities:
                 Equity in undistributed income of               (1,882,640)                  (829,418)
                 subsidiary
                 Net other operating activities                     (72,892)                        --
                                                               ------------               ------------

                   NET CASH USED IN OPERATING ACTIVITIES           (161,619)                    (4,694)
                                                               ------------               ------------

             INVESTING ACTIVITIES
               Net decrease in interest-bearing deposits in         305,128                     57,027
               banks
               Investment in subsidiary                         (10,100,000)
               Purchase of securities available for sale           (690,000)                        --
                                                               ------------               ------------

                   NET CASH USED IN INVESTING ACTIVITIES        (10,484,872)
                                                               ------------               ------------

             FINANCING ACTIVITIES
               Net proceeds from other borrowings                 6,000,000                         --
               Net proceeds from sale of common stock             4,563,376                  3,911,570
               Sale (purchase) of treasury stock                   (168,972)                    74,745
                                                               ------------               ------------

                   NET CASH PROVIDED BY FINANCING ACTIVITIES     10,394,404                  3,986,315
                                                               ------------               ------------

             Net increase (decrease) in cash                       (252,087)                   638,648

             Cash at beginning of year                              686,507                     47,859
                                                               ------------               ------------

             Cash at end of year                               $    434,420               $    686,507
                                                               ============               ============


NOTE 17.    COMMON STOCK OFFERING

            The company filed a registration statement on Form SB-2 with the Securities and Exchange Commission in the first quarter of 2004 to issue up to 1,500,000 shares of common stock to the general public. The offering price is $13.50 per share, with a 100 share ($1,350) minimum purchase and a 5,000 share ($67,500) maximum purchase.