Form 10KSB, Exhibit 13
period 2004-12-31
INTEGRITY BANCSHARES INC
filed 2005-03-30
CIK 1103764

EXHIBIT 13.1

INTEGRITY BANCSHARES, INC.
AND SUBSIDIARY

CONSOLIDATED FINANCIAL REPORT
DECEMBER 31, 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Integrity Bancshares, Inc.
Alpharetta, Georgia

     We have audited the accompanying consolidated balance sheets of Integrity Bancshares, Inc. and subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Integrity Bancshares, Inc. and subsidiary as of December 31, 2004 and 2003, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ MAULDIN & JENKINS, LLC

Atlanta, Georgia
January 14, 2005

INTEGRITY BANCSHARES, INC.
AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2004 AND 2003

Assets	2004	2003
Cash and due from banks	$1,274,711	$1,693,155
Interest-bearing deposits in banks	287,962	113,954
Federal funds sold	—	2,439,000
Securities available for sale	47,927,833	27,202,502
Restricted equity securities, at cost	1,232,600	650,000

Loans	385,905,782	238,918,989
Less allowance for loan losses	3,433,130	3,572,984

Loans, net	382,472,652	235,346,005

Premises and equipment	8,608,095	9,599,777
Other assets	4,371,460	2,703,802

Total assets	$446,175,313	$279,748,195

Liabilities and Stockholders’ Equity

Liabilities:
Deposits:
Noninterest-bearing	$9,331,768	$9,141,024
Interest-bearing	363,940,483	222,636,698

Total deposits	373,272,251	231,777,722
Federal funds purchased	4,279,000	10,000,000
Other borrowings	21,186,000	16,000,000
Other liabilities	3,883,236	2,078,203

Total liabilities	402,620,487	259,855,925

Commitments and contingencies

Stockholders’ equity
Common stock, no par value, 10,000,000 shares authorized; 6,385,638 and 2,744,157 shares issued, respectively	39,932,171	19,020,303
Retained earnings	3,821,403	809,021
Accumulated other comprehensive income (loss)	(198,748)	62,946

Total stockholders’ equity	43,554,826	19,892,270

Total liabilities and stockholders’ equity	$446,175,313	$279,748,195

See Notes to Consolidated Financial Statements.

INTEGRITY BANCSHARES, INC.
AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 2004 AND 2003

	2004	2003
Interest income:
Loans, including fees	$20,830,692	$13,252,859
Taxable securities	1,593,333	878,336
Federal funds sold	27,906	49,201
Deposits in banks	3,700	9,736

Total interest income	22,455,631	14,190,132

Interest expense:
Deposits	6,943,923	4,781,147
Federal funds purchased, securities sold under repurchase agreements and other borrowings	627,188	183,465

Total interest expense	7,571,111	4,964,612

Net interest income	14,884,520	9,225,520
Provision for loan losses	2,627,348	2,488,209

Net interest income after provision for loan losses	12,257,172	6,737,311

Other income:
Service charges on deposit accounts	54,781	63,858
Other operating income	557,948	125,740

Total other income	612,729	189,598

Other expenses:
Salaries and employee benefits	4,581,670	2,522,914
Equipment and occupancy expenses	1,098,100	584,236
Other operating expenses	2,402,075	1,563,469

Total other expenses	8,081,845	4,670,619

Income before income taxes	4,788,056	2,256,290

Income taxes	1,775,674	462,377

Net income	$3,012,382	$1,793,913

Basic earnings per share	$0.56	$0.47

Diluted earnings per share	$0.52	$0.45

See Notes to Consolidated Financial Statements.

INTEGRITY BANCSHARES, INC.
AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
YEARS ENDED DECEMBER 31, 2004 AND 2003

	2004	2003
Net income	$3,012,382	$1,793,913

Other comprehensive income:

Unrealized losses on securities available-for-sale:

Net unrealized holding losses arising during period, net of tax of $155,280 and $38,580, respectively	(261,694)	(205,591)

Comprehensive income	$2,750,688	$1,588,322

See Notes to Consolidated Financial Statements.

INTEGRITY BANCSHARES, INC.
AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
YEARS ENDED DECEMBER 31, 2004 AND 2003

				Accumulated
				Other	Total
	Common Stock		Retained Earnings	Comprehensive	Stockholders'
	Shares	Amount Paid-in	(Deficit)	Income (Loss)	Equity

Balance, December 31, 2002	1,428,658	$14,534,954	$(984,892)	$268,537	$13,818,599
Net income	—	—	1,793,913	—	1,793,913
Issuance of common stock	414,866	4,563,538	—	—	4,563,538
Stock compensation expense	—	90,945	—	—	90,945
Purchase and retirement of treasury stock	(14,081)	(168,972)	—	—	(168,972)
3-for-2 common stock split	914,714	(162)	—	—	(162)
Other comprehensive loss	—	—	—	(205,591)	(205,591)

Balance, December 31, 2003	2,744,157	19,020,303	809,021	62,946	19,892,270
Net income	—	—	3,012,382	—	3,012,382
Issuance of common stock	1,512,935	20,309,609	—	—	20,309,609
Stock compensation expense	—	602,259	—	—	602,259
3-for-2 common stock split	2,128,546	—	—	—	—
Other comprehensive loss	—	—	—	(261,694)	(261,694)

Balance, December 31, 2004	6,385,638	$39,932,171	$3,821,403	$(198,748)	$43,554,826

See Notes to Consolidated Financial Statements.

INTEGRITY BANCSHARES, INC.
AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2004 AND 2003

	2004	2003
OPERATING ACTIVITIES
Net income	$3,012,382	$1,793,913
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and software amortization	429,654	316,528
Provision for loan losses	2,627,348	2,488,209
Stock compensation	602,259	90,945
Deferred income taxes	(531,655)	(1,161,311)
Increase in interest receivable	(842,526)	(441,639)
Increase in interest payable	940,688	122,865
Increase (decrease) in income taxes payable	(1,701,759)	1,609,705
Gain on sale of other real estate	(190,024)	—
Gain on sale of premises and equipment	(147,923)	—
Net other operating activities	436,326	(448,532)

Net cash provided by operating activities	4,634,770	4,370,683

INVESTING ACTIVITIES
Net (increase) decrease in interest-bearing deposits in banks	(174,008)	416,021
Net (increase) decrease in federal funds sold	2,439,000	(2,439,000)
Proceeds from maturities of securities available-for-sale	15,283,233	18,199,327
Purchases of securities available-for-sale	(36,425,538)	(35,168,445)
Purchases of restricted equity securities	(582,600)	(300,000)
Net increase in loans	(152,033,595)	(110,930,930)
Proceeds from sale of other real estate	2,693,669	—
Proceeds from sale of premises and equipment	4,996,500	—
Purchase of premises and equipment	(2,333,013)	(5,620,401)

Net cash used in investing activities	(166,136,352)	(135,843,428)

FINANCING ACTIVITIES
Net increase in deposits	141,494,529	111,644,422
Net increase (decrease) in federal funds purchased	(5,721,000)	6,885,000
Net proceeds from other borrowings	5,000,000	9,000,000
Net proceeds from sale of common stock	20,309,609	4,563,376
Purchase of treasury stock	—	(168,972)

Net cash provided by financing activities	161,083,138	131,923,826

Net increase (decrease) in cash and due from banks	(418,444)	451,081

Cash and due from banks at beginning of year	1,693,155	1,242,074

Cash and due from banks at end of year	$1,274,711	$1,693,155

SUPPLEMENTAL DISCLOSURE
Cash paid for:
Interest	$6,630,423	$4,841,747

Income taxes	$4,009,088	$13,983

See Notes to Consolidated Financial Statements.

INTEGRITY BANCSHARES, INC.
AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Integrity Bancshares, Inc. (the “Company”) is a bank holding company whose principal activity is the ownership and management of its wholly-owned subsidiary, Integrity Bank (the “Bank”). The Bank is a commercial bank located in Alpharetta, Fulton County, Georgia with additional full service branches located in Roswell, Georgia and Smyrna, Georgia. The Bank also has a loan production office located in Lawrenceville, Georgia. The Bank provides a full range of banking services in its primary market area of Fulton County and the surrounding counties.

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

The Bank is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank, based on a percentage of deposits. The total of those reserve balances was approximately $316,000 and $352,000 at December 31, 2004 and 2003, respectively.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Securities (Continued)

The amortization of premiums and accretion of discounts are recognized in interest income using the interest method over the life of the securities. Realized gains and losses, determined on the basis of the cost of specific securities sold, are included in earnings on the settlement date. Declines in the fair value of held to maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Loans

Loans are reported at their outstanding principal balances less deferred fees and the allowance for loan losses. Interest income is accrued on the outstanding principal balance.

Nonrefundable loan fees and costs incurred for loans are deferred and recognized in income over the estimated life of the loans using a method which approximates a level yield.

The accrual of interest on loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due, unless the loan is well-secured. All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income, unless management believes that the accrued interest is recoverable through the liquidation of collateral. Interest income on nonaccrual loans is recognized on the cost-recovery method, until the loans are returned to accrual status. Loans are returned to accrual status when all the principal and interest amounts are brought current and future payments are reasonably assured.

A loan is considered impaired when it is probable, based on current information and events, the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Impaired loans are measured by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses. Interest on accruing impaired loans is recognized as long as such loans do not meet the criteria for nonaccrual status.

The Company sells and purchases participations in certain loans to unrelated financial institutions. Any gain or loss is determined and recognized at the time the sale or purchase is consummated. The amount of gain or loss recognized on the sale or purchase of a specific loan is equal to the percentage resulting from determining the fair value of the portion of the loan sold or purchased relative to the fair value of the entire loan. Losses are recognized at the time the loan is identified as held for sale and the loan’s carrying value exceeds its fair value. The Company recognized no gains or losses on the sale or purchase of participations, nor did it recognize servicing right assets or liabilities as of and for the years ended December 31, 2004 or 2003, respectively, because the servicing fees received or paid approximate adequate compensation.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Allowance for Loan Losses

The allowance for loan losses is established through a provision for loan losses charged to expense. Loan losses are charged against the allowance when management believes the collectibility of the principal is unlikely. Subsequent recoveries, if any, are credited to the allowance.

The allowance is an amount that management believes will be adequate to absorb estimated losses relating to specifically identified loans, as well as probable credit losses inherent in the balance of the loan portfolio, based on an evaluation of the collectibility of existing loans and prior loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, concentrations and current economic conditions that may affect the borrower’s ability to pay. This evaluation does not include the effects of expected losses on specific loans or groups of loans that are related to future events or expected changes in economic conditions. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are any significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses, and may require the Company to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

Premises and Equipment

Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed by the straight-line method over the following estimated useful lives of the assets.

Building	40 years
Equipment	3-7 years

Other Real Estate Owned

Other real estate owned represents properties acquired through or in lieu of loan foreclosure and is initially recorded at the lower of cost or fair value less estimated costs to sell. Any write-down to fair value at the time of transfer to other real estate owned is charged to the allowance for loan losses. Costs of improvements are capitalized, whereas costs relating to holding other real estate owned and subsequent adjustments to the value are expensed. The Company had $0 and $202,870 in other real estate owned at December 31, 2004 and 2003, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

Stock-Based Compensation

The Company has two stock-based employee compensation plans, which are described more fully in Note 7. The Company accounts for those plans under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. For fixed stock options, no stock-based employee compensation cost is reflected in net income, as all fixed options granted under those plans had an exercise price equal to the market value of the underlying stock on the date of grant. For variable stock options, stock-based compensation amounted to $602,259 and $90,945 for the years ended December 31, 2004 and 2003, respectively. Options granted to the Company’s president are considered variable because the number of options granted is based on the outstanding number of shares of common stock multiplied by 5%.

The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

	Years Ended December 31,
	2004	2003

Net income, as reported	$3,012,382	$1,793,913
Difference between stock-based employee compensation expense determined under fair value based method and APB No. 25 for all awards, net of tax	230,673	(228,377)

Pro forma net income	$3,243,055	$1,565,536

Earnings per share:
Basic — as reported	$0.56	$0.47

Basic — pro forma	$0.60	$0.41

Diluted — as reported	$0.52	$0.45

Diluted — pro forma	$0.56	$0.39

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Standards

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51”, and on December 24, 2003, the FASB issued FASB Interpretation No. 46 (Revised December 2003), “Consolidation of Variable Interest Entities” which replaced FIN 46. The interpretation addresses consolidation by business enterprises of variable interest entities. A variable interest entity is defined as an entity subject to consolidation according to the provisions of the interpretation. The revised interpretation provided for special effective dates for entities that had fully or partially applied the original interpretation as of December 24, 2003. Otherwise, application of the interpretation is required in financial statements of public entities that have interests in special-purpose entities, or SPEs, for periods ending after December 15, 2003. Application by public entities, other than small business issuers, for all other types of variable interest entities (i.e., non-SPEs) is required in financial statements for periods ending after March 15, 2004. Application by small business issuers to variable interest entities other than SPEs is required at various dates in 2004 and 2005. The Company has determined that the revised provisions require deconsolidation of subsidiary trusts which issued trust preferred securities. The Company adopted these revised provisions in the first quarter of 2004. The interpretations did not have a material effect on the Company’s financial condition or results of operations.

In December 2004, the FASB published Statement No. 123 (revised 2004), “Share-Based Payment” (“FAS 123(R)” or the “Statement”). FAS 123(R) requires that the compensation cost relating to share-based payment transactions, including grants of employee stock options, be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. FAS 123(R) covers a wide range of share-based compensation arrangements including stock options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. FAS 123(R) is a replacement of FASB Statement No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related interpretive guidance (APB 25).

The effect of the Statement will be to require entities to measure the cost of employee services received in exchange for stock options based on the grant-date fair value of the award, and to recognize the cost over the period the employee is required to provide services for the award. FAS 123(R) permits entities to use any option-pricing model that meets the fair value objective in the Statement.

The Company will be required to apply FAS 123(R) as of the beginning of its first interim period that begins after December 15, 2005, which will be the year ending December 31, 2006.

FAS 123(R) allows two methods for determining the effects of the transition: the modified prospective transition method and the modified retrospective method of transition. Under the modified prospective transition method, an entity would use the fair value based accounting method for all employee awards granted, modified, or settled after the effective date. As of the effective date, compensation cost related to the nonvested portion of awards outstanding as of that date would be based on the grant-date fair value of those awards as calculated under the original provisions of Statement No. 123; that is, an entity would not remeasure the grant-date fair value estimate of the unvested portion of awards granted prior to the effective date. An entity will have the further option to either apply the Statement to only the quarters in the period of adoption and subsequent periods, or apply the Statement to all quarters in the fiscal year of adoption. Under the modified retrospective method of transition, an entity would revise its previously issued financial statements to recognize employee compensation cost for prior periods presented in accordance with the original provisions of Statement No. 123.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Standards (Continued)

The Company has not yet completed its study of the transition methods or made any decisions about how it will adopt FAS 123(R). The impact of this Statement on the Company in fiscal 2006 and beyond will depend upon various factors, among them being our future compensation strategy. The pro forma compensation costs presented in the table above and in prior filings for the Company have been calculated using a Black-Scholes option pricing model and may not be indicative of amounts which should be expected in future years. No decisions have been made as to which option-pricing model is most appropriate for the Company for future awards.

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

NOTE 2.        SECURITIES AVAILABLE FOR SALE

The amortized cost and fair value of securities available for sale are summarized as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
December 31, 2004:
Equity securities	$690,000	$—	$—	$690,000
Mortgage-backed securities	47,553,281	161,284	(476,732)	47,237,833

	$48,243,281	$161,284	$(476,732)	$47,927,833

December 31, 2003:
Equity securities	$690,000	$—	$—	$690,000
Mortgage-backed securities	26,410,976	212,892	(111,366)	26,512,502

	$27,100,976	$212,892	$(111,366)	$27,202,502

In 2003, the FASB Emerging Issues Task Force released Issue 03-01, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. The issue requires disclosure of certain information about other than temporary impairments in the market value of securities. The market value of securities is based on quoted market values and is significantly affected by the interest rate environment. At December 31, 2004, all unrealized losses in the securities portfolio were for debt securities. From the December 31, 2004 tables above, 20 out of 36 securities purchased from U.S. Government sponsored corporations, including mortgage-backed securities, contained unrealized losses. The amortized cost and fair value of these securities at December 31, 2004 was $28,998,122 and $28,521,390, respectively. At December 31, 2004, 17 of the 20 securities with unrealized losses have been in a continuous unrealized loss position for less than twelve months, and 3 securities with unrealized losses have been in a continuous unrealized loss position for more than 12 months. These unrealized losses are considered temporary because of acceptable investment grades on each security and the repayment sources of principal and interest are government backed.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.           SECURITIES AVAILABLE FOR SALE (Continued)

The following table shows the gross unrealized losses and fair value of securities, aggregated by category and length of time that securities have been in a continuous unrealized loss position at December 31, 2004.

	Less Than 12 Months		12 Months or More		Total
Description of	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Securities:	Value	Losses	Value	Losses	Value	Losses
Mortgage-backed securities	$25,444,054	$(401,015)	$3,077,336	$(75,717)	$28,521,390	$(476,732)

Total temporarily impaired securities	$25,444,054	$(401,015)	$3,077,336	$(75,717)	$28,521,390	$(476,732)

At December 31, 2003, all unrealized losses in the securities portfolio were for debt securities. From the December 31, 2003 tables above, 7 out of 28 securities purchased from U.S. Government sponsored corporations, including mortgage-backed securities, contained unrealized losses. All securities with an unrealized loss at December 31, 2003 had been in a continuous unrealized loss position for less than twelve months.

Securities with a carrying value of $7,755,002 and $2,604,294 at December 31, 2004 and 2003, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

The Company had no gains and losses on sales of securities for the years ended December 31, 2004 or 2003.

NOTE 3.           LOANS

The composition of loans is summarized as follows:

	December 31,
	2004	2003
Commercial	$11,180,514	$16,071,000
Real estate — construction	214,104,492	123,882,000
Real estate — mortgage	160,100,751	98,401,000
Consumer installment and other	614,249	723,417

	386,000,006	239,077,417
Deferred loan fees	(94,224)	(158,428)
Allowance for loan losses	(3,433,130)	(3,572,984)

Loans, net	$382,472,652	$235,346,005

Changes in the allowance for loan losses are as follows:

	Years Ended December 31,
	2004	2003
Balance, beginning of year	$3,572,984	$1,104,912
Provision for loan losses	2,627,348	2,488,209
Loans charged off	(2,841,802)	(20,137)
Recoveries of loans previously charged off	74,600	—

Balance, end of year	$3,433,130	$3,572,984

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.        LOANS (Continued)

The total recorded investment in impaired loans consisting solely of loans on nonaccrual status was $779,362 and $2,868,700 at December 31, 2004 and 2003, respectively. There were no impaired loans that had related allowances determined in accordance with SFAS No. 114, Accounting by Creditors for Impairment of a Loan, at December 31, 2004 and 2003. The average recorded investment in impaired loans for 2004 and 2003 was $2,138,069 and $273,498, respectively. Interest income recognized for cash payments received on impaired loans was not material for the years ended December 31, 2004 and 2003, respectively.

There were no loans past due ninety days or more and still accruing interest at December 31, 2004 and 2003.

In the ordinary course of business, the Company has granted loans to certain related parties, including executive officers, directors and their affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the year ended December 31, 2004 are as follows:

Balance, beginning of year	$6,073,435
Advances	9,328,897
Repayments	(6,553,438)

Balance, end of year	$8,848,894

NOTE 4.        PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

	December 31,
	2004	2003
Land	$2,987,514	$4,242,445
Building	4,548,403	4,540,906
Construction in progress	—	68,356
Equipment	1,999,822	1,324,942

	9,535,739	10,176,649
Accumulated depreciation	(927,644)	(576,872)

	$8,608,095	$9,599,777

In 2003, the Company purchased from a director of the Company, an administrative building adjacent to its main office building at a cost of $2.6 million. In August, 2004 the Company sold to an unrelated party the administrative building and related improvements, with a book value of $2.9 million, for $5.0 million cash in a sale-leaseback transaction. A five year non-renewable operating lease on the building was entered into between the Bank and the buyer, with minimum annual lease payments of $560,000. The resulting $2.1 million gain on sale was deferred and will be recognized over the life of the lease. The unamortized balance of $1,924,875 of the deferred gain is included in other liabilities.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4.	PREMISES AND EQUIPMENT (Continued)

The Company has a loan production office in Lawrenceville, Georgia in which office space is leased. A one year non-renewable operating lease was entered into in November, 2004. A full-service branch is scheduled to be built in 2005.

Rental expense was $202,539 and $0 for the years ended December 31, 2004 and 2003, respectively.

Future minimum lease payments as of December 31, 2004 are as follows:

2005	$583,333
2006	560,000
2007	560,000
2008	560,000
2009	364,100

$2,627,433

In 2003, the Company entered into a contract with a business controlled by another director of the Company to construct an additional branch banking facility in Cobb County, Georgia. The branch was completed in June, 2004. The Company paid $1,454,000 and $819,000 to this business for the construction of this facility and other construction improvements for the years ended December 31, 2004 and 2003, respectively.

NOTE 5.	DEPOSITS

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2004 and 2003 was $54,779,254 and $25,967,784, respectively. The scheduled maturities of time deposits at December 31, 2004 are as follows:

2005	$191,335,468
2006	2,564,407
2007	462,765
2008	10,158
2009	60,902

$194,433,700

Overdraft demand deposits reclassified to loans totaled $1,160 and $9,222 at December 31, 2004 and 2003, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6.	OTHER BORROWINGS

Other borrowings consist of the following:

	December 31,
	2004	2003
Advance from Federal Home Loan Bank with interest at the overnight federal funds rate (2.44% at December 31, 2004), due December 16, 2005.	$15,000,000	$—
Floating rate junior subordinated debentures, interest payable quarterly at the three month LIBOR plus 2.85%, due December 17, 2033.	6,186,000	6,000,000
Advance from Federal Home Loan Bank with interest at the three-month LIBOR flat (1.202% at December 31, 2003), due September 2, 2004.	—	5,000,000
Advance from Federal Home Loan Bank with interest at the three-month LIBOR flat (1.221% at December 31, 2003), due December 8, 2004.	—	5,000,000

	$21,186,000	$16,000,000

The Company’s advances from the Federal Home Loan Bank are collateralized with certain qualifying loans of approximately $85 million, mortgage-backed securities of $7.8 million, and Federal Home Loan Bank stock of $1.2 million.

In 2003, the Company formed a wholly-owned grantor trust to issue cumulative trust preferred securities to the public. The grantor trust has invested the proceeds of the trust preferred securities in junior subordinated debentures of the Company. The trust preferred securities can be redeemed prior to maturity at the option of the Company on or after December 17, 2008. The sole assets of the grantor trust are the Junior Subordinated Deferrable Interest Debentures of the Company (the “Debentures”) held by the grantor trust. The Debentures have the same interest rate (three month LIBOR plus 2.85%, floating) as the trust preferred securities. The Company has the right to defer interest payments on the Debentures at any time or from time to time for a period not exceeding 20 consecutive quarters provided that no extension period may extend beyond the stated maturity of the related Debentures. During any such extension period, distributions on the trust preferred certificates would also be deferred.

Payment of periodic cash distributions and payment upon liquidation or redemption with respect to the trust preferred securities are guaranteed by the Company to the extent of funds held by the grantor trust (the “Preferred Securities Guarantee”). The Preferred Securities Guarantee, when taken together with the Company’s other obligations under the Debentures, constitute a full and unconditional guarantee, on a subordinated basis, by the Company of payments due on the trust preferred securities.

The Company has available unused lines of credit with various financial institutions totaling $81,850,000 at December 31, 2004. There were no other advances outstanding at December 31, 2004 or 2003.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7.	STOCK-BASED COMPENSATION

At December 31, 2004, the Company has two stock-based employee compensation plans, one for directors and one for employees. The director plan reserves 292,500 shares of common stock and the employee plan reserves 825,000 shares of common stock for the granting of stock options. The options are exercisable over a ten year period in accordance with vesting schedules determined by the Board of Directors.

	Years Ended December 31,
	2004		2003
		Weighted-		Weighted-
		Average		Average
		Exercise		Exercise
	Shares	Price	Shares	Price
(Employee Plan)
Outstanding at beginning of year	390,312	$4.89	—	$—
Granted (fixed)	153,000	9.00	184,500	4.89
Granted (variable)	113,470	4.89	205,812	4.89
Exercised	—	—	—	—
Terminated	—	—	—	—

Outstanding at end of year	656,782	$5.85	390,312	$4.89

Options exercisable at year-end	202,160	$5.51	85,702	$4.89

Weighted-average fair value of options granted during the year		$6.55		$1.54

Information pertaining to employee options outstanding at December 31, 2004 is as follows:

	Options Outstanding			Options Exercisable
Weighted-
		Average	Weighted-		Weighted-
		Remaining	Average		Average
Range of	Number	Contractual	Exercise	Number	Exercise
Exercise Prices	Outstanding	Life	Price	Exercisable	Price

$4.89 - $9.00	656,782	8.35 years	$5.85	202,160	$5.51

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7.	STOCK-BASED COMPENSATION (Continued)

	Years Ended December 31,
	2004		2003
		Weighted-		Weighted-
		Average		Average
		Exercise		Exercise
	Shares	Price	Shares	Price
(Director Plan)
Outstanding at beginning of year	247,500	$4.89	—	$—
Granted (fixed)	—	—	247,500	4.89
Exercised	—	—	—	—
Terminated	—	—	—	—

Outstanding at end of year	247,500	$4.89	247,500	$4.89

Options exercisable at year-end	247,500	$4.89	247,500	$4.89

Weighted-average fair value of options granted during the year		$—		$1.54

Information pertaining to director options outstanding at December 31, 2004 is as follows:

	Options Outstanding			Options Exercisable
Weighted-
		Average	Weighted-		Weighted-
		Remaining	Average		Average
Range of	Number	Contractual	Exercise	Number	Exercise
Exercise Prices	Outstanding	Life	Price	Exercisable	Price

$4.89	247,500	8.25 years	$4.89	247,500	$4.89

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	Years Ended December 31,
	2004	2003
Dividend yield	0.00%	0.00%
Expected life	10 years	10 years
Expected volatility	0.01%	0.01%
Risk-free interest rate	4.52%	3.82%

NOTE 8.	EMPLOYEE BENEFIT PLAN

The Company has a 401(k) retirement plan covering substantially all employees. Contributions to the plan charged to expense amounted to $104,132 and $43,450 for the years ended December 31, 2004 and 2003, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9.	INCOME TAXES

Income tax expense consists of the following:

	Years Ended December 31,
	2004	2003
Current	$2,307,329	$1,623,688
Deferred	(531,655)	(781,612)
Change in valuation allowance	—	(379,699)

Income tax expense	$1,775,674	$462,377

The Company’s income tax differs from the amounts computed by applying the federal income tax statutory rates to loss before income taxes. A reconciliation of the differences is as follows:

	Years Ended December 31,
	2004	2003
Income tax at statutory federal rate	$1,627,939	$767,139
State taxes	144,432	70,257
Change in valuation allowance	—	(379,699)
Other items	3,303	4,680

Income tax expense	$1,775,674	$462,377

The components of deferred income taxes are as follows:

	December 31,
	2004	2003
Deferred tax assets:
Preopening and organization expenses	$44,985	$98,966
Deferred gain on sale-leaseback	726,368	—
Deferred loan fees	35,556	59,784
Loan loss reserves	902,494	1,109,733
Stock compensation	261,586	34,319
Nonaccrual loan interest	1,721	12,322
Securities available for sale	116,700	—

	2,089,410	1,315,124

Deferred tax liabilities:
Depreciation	272,761	146,830
Securities available for sale	—	38,580

	272,761	185,410

Net deferred taxes	$1,816,649	$1,129,714

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10.	EARNINGS PER SHARE

Presented below is a summary of the components used to calculate basic and diluted earnings per common share.

	Years Ended December 31,
	2004	2003
Basic Earnings Per Share:
Weighted average common shares outstanding	5,404,968	3,858,792

Net income	$3,012,382	$1,793,913

Basic earnings per share	$0.56	$0.47

Diluted Earnings Per Share:
Weighted average common shares outstanding	5,404,968	3,858,792
Net effect of the assumed exercise of stock options based on the treasury stock method using average market prices for the year	371,370	116,496

Total weighted average common shares and common stock equivalents outstanding	5,776,338	3,975,288

Net income	$3,012,382	$1,793,913

Diluted earnings per share	$0.52	$0.45

NOTE 11.	COMMITMENTS AND CONTINGENCIES

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

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. A summary of the Company’s commitments is as follows:

	December 31,
	2004	2003
Commitments to extend credit	$82,948,327	$59,576,118
Standby letters of credit	1,689,625	492,690

	$84,637,952	$60,068,808

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11.	COMMITMENTS AND CONTINGENCIES (Continued)

Loan Commitments (Continued)

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the party. Collateral held varies, but may include accounts receivable, inventory, property and equipment, residential real estate and income-producing commercial properties.

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

At December 31, 2004 and 2003, the carrying amount of liabilities related to the Company’s obligation to perform under financial standby letters of credit was insignificant. The Company has not been required to perform on any financial standby letters of credit, and the Company has not incurred any losses on financial standby letters of credit for the years ended December 31, 2004 and 2003.

Employment Agreements

The Company has entered into an employment agreement with its president with an initial term of five years that requires an annual salary of $160,000. The president’s annual salary as of December 31, 2004 is $300,000. The agreement is automatically extended for an additional year on the initial termination date and each anniversary thereafter. The president is entitled to receive an annual salary increase and is eligible to incentives and performance bonuses as may be determined by the Company’s Board of Directors.

The Company has also entered into employment agreements with three other officers calling for annual salaries totaling $340,000. The three officer’s annual salaries as of December 31, 2004 are $391,000. These agreements have the same annual salary increase, incentive and performance bonuses as does the president’s employment agreement.

Contingencies

In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the Company’s financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12.	CONCENTRATIONS OF CREDIT

The Company originates primarily commercial and commercial real estate, residential real estate, and consumer loans to customers in Fulton County and surrounding counties. The ability of the majority of the Company’s customers to honor their contractual loan obligations is dependent on the economy in these areas.

Ninety-seven percent of the Company’s loan portfolio is secured by real estate, of which a substantial portion is secured by real estate in the Company’s primary market area. Accordingly, the ultimate collectibility of the loan portfolio is susceptible to changes in market conditions in the Company’s primary market area.

The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of the lesser of the Bank’s statutory capital or net assets as defined, or approximately $10,875,000.

NOTE 13.	REGULATORY MATTERS

The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2004, approximately $1,846,000 of dividends could be declared without regulatory approval.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and Bank to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets, as defined, and of Tier I capital to average assets, as defined. Management believes, as of December 31, 2004 and 2003, the Company and Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2004, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank’s category. Prompt corrective action provisions are not applicable to bank holding companies.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13.	REGULATORY MATTERS (Continued)

The Company and Bank’s actual capital amounts and ratios are presented in the following table:

					To Be Well
			For Capital		Capitalized Under
			Adequacy		Prompt Corrective
	Actual		Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
December 31, 2004:
Total Capital to Risk Weighted Assets
Consolidated	$53,186	12.50%	$34,029	8%	$42,537	10%
Bank	$51,615	12.18%	$33,909	8%	$42,387	10%
Tier I Capital to Risk Weighted Assets
Consolidated	$49,753	11.70%	$17,015	4%	$25,522	6%
Bank	$48,182	11.37%	$16,955	4%	$25,432	6%
Tier I Capital to Average Assets
Consolidated	$49,753	11.62%	$17,121	4%	$21,401	5%
Bank	$48,182	11.30%	$17,052	4%	$21,315	5%

December 31, 2003:
Total Capital to Risk Weighted Assets
Consolidated	$29,186	10.88%	$21,468	8%	$26,835	10%
Bank	$27,834	10.41%	$21,393	8%	$26,741	10%
Tier I Capital to Risk Weighted Assets
Consolidated	$25,829	9.63%	$10,734	4%	$16,101	6%
Bank	$24,488	9.16%	$10,697	4%	$16,045	6%
Tier I Capital to Average Assets
Consolidated	$25,829	9.71%	$10,635	4%	$13,294	5%
Bank	$24,488	9.26%	$10,578	4%	$13,223	5%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14.	FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair value is based on discounted cash flows or other valuation techniques. These techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS No. 107, Disclosures about Fair Value of Financial Instruments, excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14.	FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

The carrying amount and estimated fair value of the Company’s financial instruments were as follows:

	December 31, 2004		December 31, 2003
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Financial assets:
Cash, due from banks and interest- bearing deposits in banks	$1,562,673	$1,562,673	$1,807,109	$1,807,109
Federal funds sold	—	—	2,439,000	2,439,000
Securities	49,160,433	49,160,433	27,852,502	27,852,502
Loans	382,472,652	383,480,184	235,346,005	240,013,338
Accrued interest receivable	1,823,693	1,823,693	981,167	981,167

Financial liabilities:
Deposits	373,272,251	373,840,499	231,777,722	232,089,284
Federal funds purchased	4,279,000	4,279,000	10,000,000	10,000,000
Other borrowings	21,186,000	21,186,000	16,000,000	16,000,000
Accrued interest payable	1,299,366	1,299,366	358,678	358,678

NOTE 15.	SUPPLEMENTAL FINANCIAL DATA

Components of other operating expenses in excess of 1% of revenue are as follows:

	Years Ended December 31,
	2004	2003
Board of Director fees	$379,500	$122,000
Data processing	276,366	199,182
Consulting fees	120,747	200,044

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16.	PARENT COMPANY FINANCIAL INFORMATION

The following information presents the condensed balance sheets as of December 31, 2004 and 2003 and statements of income and cash flows of Integrity Bancshares, Inc., Inc. for the years ended December 31, 2004 and 2003.

CONDENSED BALANCE SHEETS

	2004	2003
Assets
Cash	$227,321	$434,420
Interest-bearing deposits in banks	53,129	52,808
Investment in subsidiary	47,983,460	24,551,205
Securities available for sale	690,000	690,000
Other assets	800,716	221,819

Total assets	$49,754,626	$25,950,252

Liabilities
Other borrowings	$6,186,000	$6,000,000
Other liabilities	13,800	57,982

Total liabilities	6,199,800	6,057,982

Stockholders’ equity	43,554,826	19,892,270

Total liabilities and stockholders’ equity	$49,754,626	$25,950,252

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16.	PARENT COMPANY FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF INCOME

	2004	2003
Interest income	$8,817	$1,419

Expenses:
Stock compensation	602,259	90,945
Interest	288,675	34,232
Other	212,521	83,079

Total expenses	1,103,455	208,256

Loss before income tax benefits and undistributed income of subsidiary	(1,094,638)	(206,837)

Income tax benefits	(413,070)	(118,110)

Loss before equity in undistributed income of subsidiary	(681,568)	(88,727)

Equity in undistributed income of subsidiary	3,693,950	1,882,640

Net income	$3,012,382	$1,793,913

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16.	PARENT COMPANY FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

	2004	2003
OPERATING ACTIVITIES
Net income	$3,012,382	$1,793,913
Adjustments to reconcile net income to net cash used in operating activities:
Equity in undistributed income of subsidiary	(3,693,950)	(1,882,640)
Net other operating activities	165,181	(72,892)

Net cash used in operating activities	(516,387)	(161,619)

INVESTING ACTIVITIES
Net (increase) decrease in interest-bearing deposits in banks	(321)	305,128
Investment in subsidiary	(20,000,000)	(10,100,000)
Purchase of securities available for sale	—	(690,000)

Net cash used in investing activities	(20,000,321)	(10,484,872)

FINANCING ACTIVITIES
Net proceeds from other borrowings	—	6,000,000
Net proceeds from sale of common stock	20,309,609	4,563,376
Purchase of treasury stock	—	(168,972)

Net cash provided by financing activities	20,309,609	10,394,404

Net decrease in cash	(207,099)	(252,087)

Cash at beginning of year	434,420	686,507

Cash at end of year	$227,321	$434,420

NOTE 17.	STOCK SPLIT

The Company declared a three-for-two stock split in November, 2004, in the form of a common stock dividend. The stock split was payable on January 24, 2005 to shareholders of record as of the close of business on January 10, 2005. All per share figures included in the accompanying financial statements have been adjusted to reflect the stock split.