Form 10-K, Exhibit 13
period 2005-12-31
INTEGRITY BANCSHARES INC
filed 2006-03-23
CIK 1103764

                                                                    EXHIBIT 13.1

                           INTEGRITY BANCSHARES, INC.
                                 AND SUBSIDIARY

                          CONSOLIDATED FINANCIAL REPORT

                                DECEMBER 31, 2005

                           INTEGRITY BANCSHARES, INC.
                                 AND SUBSIDIARY

                          CONSOLIDATED FINANCIAL REPORT
                                DECEMBER 31, 2005

                                TABLE OF CONTENTS

                                                                                          PAGE
                                                                                          ----
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM...............................       1

FINANCIAL STATEMENTS

     CONSOLIDATED BALANCE SHEETS......................................................       2
     CONSOLIDATED STATEMENTS OF INCOME................................................       3
     CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME..................................       4
     CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY..................................       5
     CONSOLIDATED STATEMENTS OF CASH FLOWS............................................       6
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.......................................    7-28

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS
INTEGRITY BANCSHARES, INC.
ALPHARETTA, GEORGIA

            We have audited the accompanying consolidated balance sheets of INTEGRITY BANCSHARES, INC. AND SUBSIDIARY as of December 31, 2005 and 2004, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

            In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Integrity Bancshares, Inc. and subsidiary as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

            We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Integrity Bancshares, Inc. and subsidiary's internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated January 27, 2006 expressed an unqualified opinion on management's assessment of the effectiveness of Integrity Bancshares, Inc. and subsidiary's internal control over financial reporting and an unqualified opinion on the effectiveness of Integrity Bancshares, Inc. and subsidiary's internal control over financial reporting.

                                        /s/ MAULDIN & JENKINS, LLC

Atlanta, Georgia
January 27, 2006

                           INTEGRITY BANCSHARES, INC.
                                 AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2005 AND 2004

                                                                   2005            2004
                                                               -------------  --------------
                             ASSETS

Cash and due from banks                                        $   5,068,295  $    1,274,711
Interest-bearing deposits in banks                                    66,786         287,962
Federal funds sold                                                 6,243,000               -
Securities available for sale                                     73,923,900      47,927,833
Restricted equity securities, at cost                                889,300       1,232,600

Loans                                                            651,778,460     385,905,782
Less allowance for loan losses                                     5,612,162       3,433,130
                                                               -------------  --------------
          Loans, net                                             646,166,298     382,472,652

Premises and equipment                                            11,864,983       8,608,095
Other assets                                                       8,852,516       4,371,460
                                                               -------------  --------------

          TOTAL ASSETS                                         $ 753,075,078  $  446,175,313
                                                               =============  ==============

          LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
  Deposits:

    Noninterest-bearing                                        $  13,046,167  $    9,331,768
    Interest-bearing                                             661,397,590     363,940,483
                                                               -------------  --------------
           Total deposits                                        674,443,757     373,272,251
    Federal funds purchased                                                -       4,279,000
    Other borrowings                                               6,186,000      21,186,000
    Other liabilities                                              6,326,137       3,883,236
                                                               -------------  --------------
          TOTAL LIABILITIES                                      686,955,894     402,620,487
                                                               -------------  --------------

Commitments and contingencies

Stockholders' equity:

    Common stock, no par value, 50,000,000 shares authorized;
        14,361,542 and 6,385,638 shares issued,  respectively     56,991,897      39,932,171
    Retained earnings                                             10,143,755       3,821,403
    Accumulated other comprehensive loss                          (1,016,468)       (198,748)
                                                               -------------  --------------

          TOTAL STOCKHOLDERS' EQUITY                              66,119,184      43,554,826
                                                               -------------  --------------

          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY           $ 753,075,078  $  446,175,313
                                                               =============  ==============

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                           INTEGRITY BANCSHARES, INC.
                                 AND SUBSIDIARY

                        CONSOLIDATED STATEMENTS OF INCOME
                  YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

                                                       2005             2004             2003
                                                   -------------   ---------------   -------------
INTEREST INCOME:

    Loans, including fees                          $  41,379,076   $    20,830,692   $  13,252,859
    Securities                                         2,709,786         1,593,333         878,336
    Federal funds sold                                    62,170            27,906          49,201
    Deposits in banks                                      5,015             3,700           9,736
                                                   -------------   ---------------   -------------
          TOTAL INTEREST INCOME                       44,156,047        22,455,631      14,190,132
                                                   -------------   ---------------   -------------

INTEREST EXPENSE:

    Deposits                                          17,293,051         6,943,923       4,781,147
    Federal funds purchased and other borrowings       1,391,202           627,188         183,465
                                                   -------------   ---------------   -------------
          TOTAL INTEREST EXPENSE                      18,684,253         7,571,111       4,964,612
                                                   -------------   ---------------   -------------

          NET INTEREST INCOME                         25,471,794        14,884,520       9,225,520
PROVISION FOR LOAN LOSSES                              3,566,212         2,627,348       2,488,209
                                                   -------------   ---------------   -------------
          NET INTEREST INCOME AFTER PROVISION
             FOR LOAN LOSSES                          21,905,582        12,257,172       6,737,311
                                                   -------------   ---------------   -------------

OTHER INCOME:

    Service charges on deposit accounts                   61,009            54,781          63,858
    Other operating income                               701,393           557,948         125,740
                                                   -------------   ---------------   -------------
          TOTAL OTHER INCOME                             762,402           612,729         189,598
                                                   -------------   ---------------   -------------

OTHER EXPENSES:

    Salaries and employee benefits                     7,214,234         4,581,670       2,522,914
    Equipment and occupancy expenses                   1,722,280         1,098,100         584,236
    Other operating expenses                           3,720,845         2,402,075       1,563,469
                                                   -------------   ---------------   -------------
          TOTAL OTHER EXPENSES                        12,657,359         8,081,845       4,670,619
                                                   -------------   ---------------   -------------

          INCOME BEFORE INCOME TAXES                  10,010,625         4,788,056       2,256,290

INCOME TAXES                                           3,688,273         1,775,674         462,377
                                                   -------------   ---------------   -------------

          NET INCOME                               $   6,322,352   $     3,012,382   $   1,793,913
                                                   =============   ===============   =============

BASIC EARNINGS PER SHARE                           $        0.45   $          0.28   $        0.23
                                                   =============   ===============   =============

DILUTED EARNINGS PER SHARE                         $        0.42   $          0.26   $        0.23
                                                   =============   ===============   =============

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                           INTEGRITY BANCSHARES, INC.
                                 AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                  YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

                                                                  2005           2004          2003
                                                              -------------  ------------  ------------
NET INCOME                                                    $   6,322,352  $  3,012,382  $  1,793,913

OTHER COMPREHENSIVE INCOME:

    Unrealized losses on securities available-for-sale:

        Net unrealized holding losses arising during period,
net of tax of $479,730, $155,280, and $38,580, respectively        (817,720)     (261,694)     (205,591)
                                                              -------------  ------------  ------------

COMPREHENSIVE INCOME                                          $   5,504,632  $  2,750,688  $  1,588,322
                                                              =============  ============  ============

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                           INTEGRITY BANCSHARES, INC.
                                 AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

                                                  COMMON STOCK                         ACCUMULATED
                                          ------------------------      RETAINED          OTHER           TOTAL
                                                         AMOUNT         EARNINGS      COMPREHENSIVE   STOCKHOLDERS'
                                           SHARES        PAID-IN        (DEFICIT)     INCOME (LOSS)      EQUITY
                                          ---------   -------------   -------------   -------------   -------------
BALANCE, DECEMBER 31, 2002                1,428,658   $  14,534,954   $    (984,892)  $     268,537   $  13,818,599
    Net income                                    -               -       1,793,913               -       1,793,913
    Issuance of common stock                414,866       4,563,538               -               -       4,563,538
    Stock compensation expense                    -          90,945               -               -          90,945
    Purchase and retirement of treasury
      stock                                 (14,081)       (168,972)               -               -       (168,972)
    3-for-2 common stock split              914,714            (162)               -               -           (162)
    Other comprehensive loss                      -               -               -        (205,591)       (205,591)
                                          ---------   -------------   -------------   -------------   -------------
BALANCE, DECEMBER 31, 2003                2,744,157      19,020,303         809,021          62,946      19,892,270
    Net income                                    -               -       3,012,382               -       3,012,382
    Issuance of common stock              1,512,935      20,309,609               -               -      20,309,609
    Stock compensation expense                    -         602,259               -               -         602,259
    3-for-2 common stock split            2,128,546               -               -               -               -
    Other comprehensive loss                      -               -               -        (261,694)       (261,694)
                                          ---------   -------------   -------------   -------------   -------------
BALANCE, DECEMBER 31, 2004                6,385,638      39,932,171       3,821,403        (198,748)     43,554,826
    Net income                                    -               -       6,322,352               -       6,322,352
    Issuance of common stock                795,133      15,744,996               -               -      15,744,996
    Stock compensation expense                    -       1,159,512               -               -       1,159,512
    Tax benefit from exercise of stock
     options                                                155,218                                         155,218
    2-for-1 common stock split            7,180,771
    Other comprehensive loss                      -               -               -        (817,720)       (817,720)
                                          ---------   -------------   -------------   -------------   -------------
BALANCE, DECEMBER 31, 2005               14,361,542   $  56,991,897   $  10,143,755   $  (1,016,468)  $  66,119,184
                                         ==========   =============   =============   =============   =============

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                           INTEGRITY BANCSHARES, INC.
                                 AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

                                                                    2005               2004               2003
                                                               ---------------   ----------------   ---------------
OPERATING ACTIVITIES
    Net income                                                 $     6,322,352   $      3,012,382   $     1,793,913
    Adjustments to reconcile net income to net cash
        provided by operating activities:
        Depreciation and software amortization                         571,115            429,654           316,528
        Provision for loan losses                                    3,566,212          2,627,348         2,488,209
        Stock compensation                                           1,159,512            602,259            90,945
        Deferred income taxes                                       (1,321,872)          (531,655)       (1,161,311)
        Increase in interest receivable                             (2,114,063)          (842,526)         (441,639)
        Increase in interest payable                                 1,239,945            940,688           122,865
        Increase (decrease) in income taxes payable                    861,026         (1,701,759)        1,609,705
        Gain on sale of other real estate                                    -           (190,024)                -
        Gain on sale of premises and equipment                        (412,500)          (147,923)                -
        Net other operating activities                                 671,956            436,326          (448,532)
                                                               ---------------   ----------------   ---------------
              Net cash provided by operating activities             10,543,683          4,634,770         4,370,683
                                                               ---------------   ----------------   ---------------

INVESTING ACTIVITIES
    Net (increase) decrease in interest-bearing deposits in
      banks                                                            221,176           (174,008)          416,021
    Net (increase) decrease in federal funds sold                   (6,243,000)         2,439,000        (2,439,000)
    Proceeds from maturities of securities available-for-sale       14,650,628         15,283,233        18,199,327
    Purchases of securities available-for-sale                     (41,944,145)       (36,425,538)      (35,168,445)
    (Purchases) redemption of restricted equity securities             343,300           (582,600)         (300,000)
    Net increase in loans                                         (267,259,858)      (152,033,595)     (110,930,930)
    Proceeds from sale of other real estate                                  -          2,693,669                 -
    Proceeds from sale of premises and equipment                             -          4,996,500                 -
    Purchase of premises, equipment and software                    (4,155,702)        (2,333,013)       (5,620,401)
                                                               ---------------   ----------------   ---------------
            Net cash used in investing activities                 (304,387,601)      (166,136,352)     (135,843,428)
                                                               ---------------   ----------------   ---------------

FINANCING ACTIVITIES
    Net increase in deposits                                       301,171,506        141,494,529       111,644,422
    Net increase (decrease) in federal funds purchased              (4,279,000)        (5,721,000)        6,885,000
    Net proceeds (repayments) from other borrowings                (15,000,000)         5,000,000         9,000,000
    Net proceeds from exercised stock options                          750,645                  -                 -
    Net proceeds from sale of common stock                          14,994,351         20,309,609         4,563,376
    Purchase of treasury stock                                               -                  -          (168,972)
                                                               ---------------   ----------------   ---------------
            Net cash provided by financing activities              297,637,502        161,083,138       131,923,826
                                                               ---------------   ----------------   ---------------

Net increase (decrease) in cash and due from banks                   3,793,584           (418,444)          451,081

Cash and due from banks at beginning of year                         1,274,711          1,693,155         1,242,074
                                                               ---------------   ----------------   ---------------

Cash and due from banks at end of year                         $     5,068,295   $      1,274,711   $     1,693,155
                                                               ===============   ================   ===============

SUPPLEMENTAL DISCLOSURE

    Cash paid for:

         Interest                                              $    17,444,308   $      6,630,423   $     4,841,747

         Income taxes                                          $     4,149,119   $      4,009,088   $        13,983

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                           INTEGRITY BANCSHARES, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        NATURE OF BUSINESS

            Integrity Bancshares, Inc. (the "Company") is a bank holding company whose principal activity is the ownership and management of its wholly-owned subsidiary, Integrity Bank (the "Bank"). The Bank is a commercial bank located in Alpharetta, Fulton County, Georgia with additional full service branches located in Roswell, Georgia and Smyrna, Georgia. The Bank also has loan production offices located in Lawrenceville, Georgia and Cumming, Georgia. The Bank provides a full range of banking services in its primary market area of Fulton County and the surrounding counties of the metro Atlanta area. These services include providing loans to customers in our primary service area who may have credit needs outside of this area. The Bank occasionally purchases loan participations from local and non-local banks resulting in loans collateralized by properties not located in our primary service area.

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

            Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of foreclosed real estate, deferred taxes, stock compensation, and contingent assets and liabilities. The determination of the adequacy of the allowance for loan losses is based on estimates that are susceptible to significant changes in the economic environment and market conditions. In connection with the determination of the estimated losses on loans and the valuation of foreclosed real estate, management obtains independent appraisals for significant collateral.

        CASH, DUE FROM BANKS AND CASH FLOWS

            For purposes of reporting cash flows, cash and due from banks includes cash on hand, cash items in process of collection and amounts due from banks. Cash flows from loans, interest-bearing deposits in banks, federal funds purchased and sold, deposits, securities sold under repurchase agreements and other borrowings are reported net.

            The Bank is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank, based on a percentage of deposits. The total of those reserve balances was approximately $305,000 and $316,000 at December 31, 2005 and 2004, respectively.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        SECURITIES

            Securities are classified as available for sale and recorded at fair value with unrealized gains and losses excluded from earnings and reported in other comprehensive income, net of the related deferred tax effect. Equity securities, including restricted equity securities without a readily determinable fair value, are reported at cost.

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

            Nonrefundable loan fees and loan origination costs on loans are deferred and amortized over the estimated life of the loans using a method which approximates a level yield.

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

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            The Company sells and purchases participations in certain loans to unrelated financial institutions. Any gain or loss is determined and recognized at the time the sale or purchase is consummated. The amount of gain or loss recognized on the sale or purchase of a specific loan is equal to the percentage resulting from determining the fair value of the portion of the loan sold or purchased relative to the fair value of the entire loan. The Company recognized no gains or losses on the sale or purchase of participations, nor did it recognize servicing right assets or liabilities as of and for the years ended December 31, 2005 or 2004, respectively, because the servicing fees received or paid approximate adequate compensation.

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

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        PREMISES AND EQUIPMENT

            Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed by the straight-line method over the following estimated useful lives of the assets.

                   Buildings                          40 years
                   Equipment                          3-7 years

        OTHER REAL ESTATE OWNED

            Other real estate owned represents properties acquired through or in lieu of loan foreclosure and is initially recorded at the lower of cost or fair value less estimated costs to sell. Any write-down to fair value at the time of transfer to other real estate owned is charged to the allowance for loan losses. Costs of improvements are capitalized, whereas costs relating to holding other real estate owned and subsequent adjustments to the value are expensed. The Company had no other real estate owned at either December 31, 2005 or 2004.

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

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        STOCK-BASED COMPENSATION

            The Company has two stock-based employee compensation plans, which are described more fully in Note 7. The Company accounts for those plans under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. For fixed stock options, no stock-based employee compensation cost is reflected in net income, as all fixed options granted under those plans had an exercise price equal to the market value of the underlying stock on the date of grant. For variable stock options, stock-based compensation amounted to $1,159,512, $602,259 and $90,945 for the years ended December 31,
            2005, 2004 and 2003, respectively.

            The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

                                                                  YEARS ENDED DECEMBER 31,
                                                             2005           2004          2003
                                                         ------------   ------------   -----------
Net income, as reported                                  $  6,322,352   $  3,012,382   $ 1,793,913
Difference between stock-based employee
      compensation expense determined under fair value
      based method and APB No. 25 for all awards,
      net of  tax                                             (39,719)       230,673      (228,377)
                                                         ------------   ------------   -----------
Pro forma net income                                     $  6,282,633   $  3,243,055   $ 1,565,536
                                                         ============   ============   ===========
Earnings per share:

   Basic - as reported                                   $       0.45   $       0.28   $      0.23
                                                         ============   ============   ===========
   Basic - pro forma                                     $       0.45   $       0.30   $      0.21
                                                         ============   ============   ===========
   Diluted - as reported                                 $       0.42   $       0.26   $      0.23
                                                         ============   ============   ===========
   Diluted - pro forma                                   $       0.42   $       0.28   $      0.20
                                                         ============   ============   ===========

            In December 2004, the FASB published Statement No. 123 (revised
            2004), "Share-Based Payment" ("FAS 123(R)" or the "Statement"). FAS 123(R) requires that the compensation cost relating to share-based payment transactions, including grants of employee stock options, be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. FAS 123(R) covers a wide range of share-based compensation arrangements including stock options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. FAS 123(R) is a replacement of FASB Statement No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related interpretive guidance (APB 25).

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            The effect of the Statement will be to require entities to measure the cost of employee services received in exchange for stock options based on the grant-date fair value of the award, and to recognize the cost over the period the employee is required to provide services for the award. FAS 123(R) permits entities to use any option-pricing model that meets the fair value objective in the Statement. The Company will be required to apply FAS 123(R) as of the beginning of its first interim period that begins after December 15, 2005, which will be the quarter ending March 31, 2006.

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

            The Company will elect the modified prospective transition method. Under this method, the Company estimates that the adoption of FAS 123(R) will require the Company to record approximately $981,000 of stock compensation expense in the year ended December 31, 2006 related to employee options issued and outstanding at December 31, 2005. The impact of this Statement on the Company in fiscal 2007 and beyond will depend upon various factors, among them being the Company's future compensation strategy. The pro forma compensation costs presented in the table above and in prior filings for the Company have been calculated using a Black-Scholes option pricing model and may not be indicative of amounts which should be expected in future years.

        STOCK SPLIT

            The Company declared a two-for-one stock split on November 2, 2005, in the form of a common stock dividend. The stock split was payable on December 12, 2005 to shareholders of record as of the close of business on November 28, 2005. All per share figures included in the accompanying financial statements have been adjusted to reflect this stock split, as well as the three-for-two stock split which occurred in January, 2005.

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

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.  SECURITIES AVAILABLE FOR SALE

         The amortized cost and fair value of securities available for sale are summarized as follows:

                                                   GROSS          GROSS
                                  AMORTIZED     UNREALIZED      UNREALIZED       FAIR
                                     COST          GAINS          LOSSES         VALUE
                                -------------   -----------   -------------   ------------
DECEMBER 31, 2005:
EQUITY SECURITIES               $     690,000   $         -   $           -   $    690,000
MORTGAGE-BACKED SECURITIES         74,846,798        27,040      (1,639,938)    73,233,900
                                -------------   -----------   -------------   ------------
                                $  75,536,798   $    27,040   $  (1,639,938)  $ 73,923,900
                                =============   ===========   =============   ============

December 31, 2004:
Equity securities               $     690,000   $         -   $           -   $    690,000
Mortgage-backed securities         47,553,281       161,284        (476,732)    47,237,833
                                -------------   -----------   -------------   ------------
                                $  48,243,281   $   161,284   $    (476,732)  $ 47,927,833
                                =============   ===========   =============   ============

         The market value of securities is based on quoted market values and is significantly affected by the interest rate environment. At December 31, 2005, all unrealized losses in the securities portfolio were for debt securities. From the December 31, 2005 tables above, 44 out of 53 securities purchased from U.S. Government sponsored corporations, including mortgage-backed securities, contained unrealized losses. The amortized cost and fair value of these securities at December 31, 2005 was $66,924,700 and $65,284,762, respectively. At December 31, 2005, 26 of the 44 securities with unrealized losses have been in a continuous unrealized loss position for less than twelve months, and 18 securities with unrealized losses have been in a continuous unrealized loss position for more than 12 months. These unrealized losses are considered temporary because of acceptable investment grades on each security and the repayment sources of principal and interest are government backed.

         The following table shows the gross unrealized losses and fair value of securities, aggregated by category and length of time that securities have been in a continuous unrealized loss position at December 31, 2005.

                                LESS THAN 12 MONTHS           12 MONTHS OR MORE                    TOTAL
                            ----------------------------   --------------------------   -----------------------------
                                FAIR         UNREALIZED        FAIR        UNREALIZED       FAIR         UNREALIZED
                                VALUE          LOSSES          VALUE         LOSSES         VALUE          LOSSES
                            -------------   ------------   -------------   ----------   -------------   -------------
DESCRIPTION OF SECURITIES:
Mortgage-backed
   securities               $  43,274,798   $   (853,476)  $  22,009,964   $ (786,462)  $  65,284,762   $  (1,639,938)
                            =============   ============   =============   ==========   =============   =============

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         At December 31, 2004, all unrealized losses in the securities portfolio were for debt securities. From the December 31, 2004 tables above, 20 out of 36 securities purchased from U.S. Government sponsored corporations, including mortgage-backed securities, contained unrealized losses. The amortized cost and fair value of these securities at December 31, 2004 was $28,998,122 and $28,521,390,
         respectively. At December 31, 2004, 17 of the 20 securities with unrealized losses were in a continuous unrealized loss position for less than twelve months, and 3 securities with unrealized losses were in a continuous unrealized loss position for more than 12 months. These unrealized losses were considered temporary because of acceptable investment grades on each security and the repayment sources of principal and interest are government backed.

         The following table shows the gross unrealized losses and fair value of securities, aggregated by category and length of time that securities have been in a continuous unrealized loss position at December 31, 2004.

                                LESS THAN 12 MONTHS           12 MONTHS OR MORE                    TOTAL
                            ----------------------------   --------------------------   -----------------------------
                                FAIR         UNREALIZED        FAIR        UNREALIZED       FAIR         UNREALIZED
                                VALUE          LOSSES          VALUE         LOSSES         VALUE          LOSSES
                            -------------   ------------   -------------   ----------   -------------   -------------
DESCRIPTION OF SECURITIES:
Mortgage-backed
   securities               $  25,444,054   $   (401,015)  $   3,077,336   $  (75,717)  $  28,521,390   $    (476,732)
                            =============   ============   =============   ==========   =============   =============

         Securities with a carrying value of $5,401,855 and $7,755,002 at December 31, 2005 and 2004, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

         The Company had no gains and losses on sales of securities for the years ended December 31, 2005, 2004, or 2003.

NOTE 3.  LOANS

         The composition of loans is summarized as follows:

                                            DECEMBER 31,
                                 --------------------------------
                                      2005             2004
                                 --------------   ---------------
Commercial                       $   46,295,635   $    11,180,514
Real estate - construction          384,989,612       214,104,492
Real estate - mortgage              219,374,433       160,100,751
Consumer installment and other        1,426,619           614,249
                                 --------------   ---------------
                                    652,086,299       386,000,006
Deferred loan fees                     (307,839)          (94,224)
Allowance for loan losses            (5,612,162)       (3,433,130)
                                 --------------   ---------------
Loans, net                       $  646,166,298   $   382,472,652
                                 ==============   ===============

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         Changes in the allowance for loan losses are as follows:

                                                    YEARS ENDED DECEMBER 31,
                                              2005             2004           2003
                                          -------------   -------------   ------------
Balance, beginning of year                $   3,433,130   $   3,572,984   $  1,104,912
  Provision for loan losses                   3,566,212       2,627,348      2,488,209
  Loans charged off                          (1,442,451)     (2,841,802)       (20,137)
  Recoveries of loans previously charged
    off                                          55,271          74,600              -
                                          -------------   -------------   ------------
Balance, end of year                      $   5,612,162   $   3,433,130   $  3,572,984
                                          =============   =============   ============

         The total recorded investment in impaired loans consisting solely of loans on nonaccrual status was $1,651,746 and $779,362 at December 31, 2005 and 2004, respectively. There were no impaired loans that had related allowances determined in accordance with SFAS No. 114, Accounting by Creditors for Impairment of a Loan, at December 31, 2005, 2004 and 2003. The average recorded investment in impaired loans for 2005, 2004 and 2003 was $1,127,053, $2,138,069 and $273,498,
         respectively. Interest income recognized for cash payments received on impaired loans was not material for the years ended December 31, 2005, 2004 and 2003, respectively.

         There were no loans past due ninety days or more and still accruing interest at December 31, 2005, 2004 or 2003.

         In the ordinary course of business, the Company has granted loans to certain related parties, including executive officers, directors and their affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the year ended December 31, 2005 are as follows:

Balance, beginning of year             $    8,848,894
    Advances                               11,874,263
    Repayments                             (8,796,322)
                                       --------------
Balance, end of year                   $   11,926,835
                                       ==============

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4.  PREMISES AND EQUIPMENT

         Premises and equipment are summarized as follows:

                                                   DECEMBER 31,
                                        ---------------------------------
                                             2005               2004
                                        --------------     --------------
Land                                    $    4,145,780     $    2,987,514
Building                                     4,770,443          4,548,403
Construction in progress                     1,707,171                  -
Equipment                                    2,626,482          1,999,822
                                        --------------     --------------
                                            13,249,876          9,535,739
Accumulated depreciation                    (1,384,893)          (927,644)
                                        --------------     --------------
                                        $   11,864,983     $    8,608,095
                                        ==============     ==============

         In 2003, the Company purchased from a director of the Company, an administrative building adjacent to its main office building at a cost of $2.6 million. In August, 2004 the Company sold to an unrelated party the administrative building and related improvements, with a book value of $2.9 million, for $5.0 million cash in a sale-leaseback transaction. A five year non-renewable operating lease on the building was entered into between the Bank and the buyer, with minimum annual lease payments of $560,000. The resulting $2.1 million gain on sale was deferred and is being recognized over the life of the lease. The unamortized balance of $1,512,375 and $1,924,875 of the deferred gain is included in other liabilities at December 31, 2005 and 2004, respectively.

         The Company has a loan production office in Lawrenceville, Georgia in which office space is leased. A one-year non-renewable operating lease was entered into in November, 2004. Extended for a period of six months, this lease expires April 11, 2006. In 2005, the Company entered into a contract with a business controlled by another director of the Company to construct an additional branch banking facility in Duluth (Gwinnett County), Georgia. The full-service branch was under construction at December 31, 2005, and is scheduled to open in early 2006, replacing the loan production office. There were also two expansion projects under way at December 31, 2005 to build out additional space in the above administrative building and the Roswell branch. The same business that was building the Duluth office was also completing these projects. As of December 31, 2005, the total estimated costs to complete these two projects and the Duluth office were $790,000.

         The Company has a loan production office in Cumming, Georgia in which office space is leased. A one-year non-renewable operating lease was entered into in August, 2005. A full-service branch is scheduled to be built in 2006.

         Rental expense was $595,575, $202,539, and $0 for the years ended December 31, 2005, 2004 and 2003, respectively.

         Future minimum lease payments as of December 31, 2005 are as follows:

2006                                                       $       579,150
2007                                                               560,000
2008                                                               560,000
2009                                                               364,100
                                                           ---------------
                                                           $     2,063,250
                                                           ===============

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5.  DEPOSITS

         The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2005 and 2004 was $135,473,297 and $54,779,254,
         respectively. The scheduled maturities of time deposits at December 31, 2005 are as follows:

2006                                                       $   441,363,927
2007                                                            32,735,841
2008                                                            10,043,250
2009                                                               112,732
2010                                                             3,886,469
                                                           ---------------
                                                           $   488,142,219
                                                           ===============

         At December 31, 2005, total time deposits included $150,585,785 of brokered deposits, all of which were acquired during 2005. There were no brokered deposits at December 31, 2004.

         Overdraft demand deposits reclassified to loans totaled $2,688 and $1,160 at December 31, 2005 and 2004, respectively.

NOTE 6.  OTHER BORROWINGS

         Other borrowings consist of the following:

                                                                           DECEMBER 31,
                                                                    --------------------------
                                                                       2005           2004
                                                                    -----------   ------------
Advance from Federal Home Loan Bank with interest at the
   overnight federal funds rate (2.44% at December 31,
   2004), due December 16, 2005.                                    $         -   $ 15,000,000
Floating rate junior subordinated debentures, interest payable quarterly at the three month LIBOR plus 2.85%, due December
    17, 2033.                                                         6,186,000      6,186,000
                                                                    -----------   ------------
                                                                    $ 6,186,000   $ 21,186,000
                                                                    ===========   ============

         The Company has a line of credit with the Federal Home Loan Bank that was $60 million at December 31, 2005. Any advances from the Federal Home Loan Bank are collateralized with certain qualifying loans of approximately $104 million, mortgage-backed securities of $5.4 million, and Federal Home Loan Bank stock of $889,000. The Company also had available unused lines of credit with various financial institutions totaling $69 million at December 31, 2005. There were no other advances outstanding at December 31, 2005 or 2004.

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

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7.  STOCK-BASED COMPENSATION

         At December 31, 2005, the Company had two stock-based compensation plans, one for directors and one for employees. The director plan reserves 585,000 shares of common stock and the employee plan reserves 1,650,000 shares of common stock for the granting of stock options. The options are exercisable in accordance with vesting schedules determined by the Board of Directors.

                                                                YEARS ENDED DECEMBER 31,
                                                                ------------------------
                                               2005                        2004                    2003
                                   --------------------------   ------------------------   -------------------
                                                 WEIGHTED-                     Weighted-             Weighted-
                                                  AVERAGE                       Average               Average
                                                  EXERCISE                     Exercise              Exercise
                                    SHARES         PRICE         Shares          Price     Shares     Price
                                   ---------   --------------   ---------      ---------   -------   ---------
(Employee Plan)
Outstanding at beginning of year   1,313,564   $         2.93     780,624      $    2.45         -   $       -
   Granted (below market)             79,510             2.45     226,940           2.45         -           -
   Granted (at market)               257,000            12.36     306,000           4.50   780,624        2.45
   Exercised                        (241,002)            2.66           -              -         -           -
   Terminated                              -                -           -              -         -           -
                                   ---------                    ---------                  -------
Outstanding at end of year         1,409,072   $         4.67   1,313,564      $    2.93   780,624   $    2.45
                                   =========                    =========                  =======

Options exercisable at year-end      417,352   $         3.40     404,320      $    2.76   171,404   $    2.45
                                   =========                    =========                  =======
Weighted-average fair value of
 options granted during the year               $         6.72                  $    3.28             $     .77


         Information pertaining to employee options outstanding at December 31, 2005 is as follows:

                        OPTIONS OUTSTANDING            OPTIONS EXERCISABLE
                 -----------------------------------  ----------------------
                                WEIGHTED-
                                AVERAGE    WEIGHTED-               WEIGHTED-
                               REMAINING    AVERAGE                 AVERAGE
    RANGE OF        NUMBER    CONTRACTUAL   EXERCISE     NUMBER     EXERCISE
EXERCISE PRICES  OUTSTANDING     LIFE        PRICE    EXERCISABLE    PRICE
---------------  -----------  -----------  ---------  -----------  ---------
      $2.45         871,076    4.91 years  $    2.45    275,712    $    2.45
       4.50         280,996    8.63 years       4.50    125,004         4.50
  11.00 - 14.50     257,000    9.63 years      12.36     16,636        11.00
                 -----------                          -----------
                  1,409,072    6.51 years       4.67    417,352         3.40
                 ===========                          ===========

         The stock option agreement for the Company's President grants him the option to purchase shares of the Company's stock equal to five per cent of outstanding common stock at a fixed price of $2.45 per share. Shares granted under the agreement totaled 79,510, 226,940, and 411,625 for the years ended December 31, 2005, 2004 and 2003, respectively. 321,448 of the options which were granted at the inception of the agreement are considered fixed options and vest in various portions through 2006. The remaining 396,627 options and any future options granted under the agreement are considered variable options and vest and may only be exercised on April 15, 2008. In 2005, the agreement was modified to change the vesting period and the expiration date of the variable options to April 2008 from January 2012. All stock compensation expense recognized in the statements of income relate to the variable stock options granted under this agreement.

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                YEARS ENDED DECEMBER 31,
                                                                ------------------------
                                               2005                        2004                    2003
                                   --------------------------   ------------------------   -------------------
                                                 WEIGHTED-                     WEIGHTED-             WEIGHTED-
                                                  AVERAGE                       AVERAGE               AVERAGE
                                                  EXERCISE                     EXERCISE              EXERCISE
                                    SHARES         PRICE         SHARES          PRICE     SHARES     PRICE
                                   ---------   --------------   ---------      ---------   -------   ---------
(Director Plan)
Outstanding at beginning of year     495,000   $         2.45     495,000      $    2.45         -   $       -
   Granted (at market)                88,000            11.00           -              -   495,000        2.45
   Exercised                         (45,000)            2.45           -              -         -           -
   Terminated                              -                -           -              -         -           -
                                   ---------                    ---------                  -------
Outstanding at end of year           538,000   $         3.85     495,000      $    2.45   495,000   $    2.45
                                   =========                    =========                  =======

Options exercisable at year-end      538,000   $         3.85     495,000      $    2.45   495,000   $    2.45
                                   =========                    =========                  =======
Weighted-average fair value of
options granted during
the year                                       $         5.80                  $       -             $     .77

         Information pertaining to director options outstanding at December 31, 2005 is as follows:

                        OPTIONS OUTSTANDING            OPTIONS EXERCISABLE
                 -----------------------------------  ----------------------
                                WEIGHTED-
                                AVERAGE    WEIGHTED-               WEIGHTED-
                               REMAINING    AVERAGE                 AVERAGE
    RANGE OF        NUMBER    CONTRACTUAL   EXERCISE     NUMBER     EXERCISE
EXERCISE PRICES  OUTSTANDING     LIFE        PRICE    EXERCISABLE    PRICE
---------------  -----------  -----------  ---------  -----------  ---------
     $2.45         450,000     7.16 years  $    2.45    450,000    $    2.45
     11.00          88,000     9.38 years      11.00     88,000        11.00
                   -------                              -------
                   538,000     7.52 years       3.85    538,000         3.85
                   =======                              =======

         The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                    YEARS ENDED DECEMBER 31,
                                   2005        2004        2003
                                 --------    --------    --------
Dividend yield                    0.00%       0.00%       0.00%
Expected life                    10 YEARS    10 YEARS    10 YEARS
Expected volatility               30.40%      0.01%       0.01%
Risk-free interest rate           4.25%       4.52%       3.82%

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8.  EMPLOYEE BENEFIT PLAN

         The Company has a 401(k) retirement plan covering substantially all employees. Contributions to the plan charged to expense amounted to $191,075, $104,132 and $43,450 for the years ended December 31, 2005,
         2004 and 2003, respectively.

NOTE 9.  INCOME TAXES

         Income tax expense consists of the following:

                                                              YEARS ENDED DECEMBER 31,
                                               -----------------------------------------------------
                                                     2005                 2004               2003
                                               --------------       -------------     --------------
Current                                        $    5,010,145       $   2,307,329     $    1,623,688
Deferred                                           (1,321,872)           (531,655)          (781,612)
Change in valuation allowance                               -                   -           (379,699)
                                               --------------       -------------     --------------
               Income tax expense              $    3,688,273       $   1,775,674     $      462,377
                                               ==============       =============     ==============

         The Company's income tax differs from the amounts computed by applying the federal income tax statutory rates to loss before income taxes. A reconciliation of the differences is as follows:

                                                              YEARS ENDED DECEMBER 31,
                                                     2005                 2004             2003
                                               --------------       -------------     --------------
Income tax at statutory federal rate           $    3,404,056       $   1,627,939     $      767,139
   State taxes                                        319,025             144,432             70,257
   Change in valuation allowance                            -                   -           (379,699)
   Other items                                        (34,808)              3,303              4,680
                                               --------------       -------------     --------------
Income tax expense                             $    3,688,273       $   1,775,674     $      462,377
                                               ==============       =============     ==============

         The components of deferred income taxes are as follows:

                                                          DECEMBER 31,
                                               ---------------------------------
                                                    2005                2004
                                               --------------       ------------
Deferred tax assets:
   Preopening and organization expenses        $           --       $     44,985
   Deferred gain on sale-leaseback                    584,975            726,368
   Deferred loan fees                                 119,070             35,556
   Loan loss reserves                               1,808,175            902,494
   Stock compensation                                 716,617            261,586
   Nonaccrual loan interest                            52,041              1,721
   Securities available for sale                      596,430            116,700
                                               --------------       ------------
                                                    3,877,308          2,089,410
                                               --------------       ------------

Deferred tax liabilities:
   Depreciation                                       259,057            272,761
                                               --------------       ------------
Net deferred taxes                             $    3,618,251       $  1,816,649
                                               ==============       ============

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10.  EARNINGS PER SHARE

         Presented below is a summary of the components used to calculate basic and diluted earnings per common share.

                                                             YEARS ENDED DECEMBER 31,
                                                    2005            2004           2003
                                               --------------   ------------   ------------
Basic Earnings Per Share:
   Weighted average common shares outstanding      14,050,847     10,809,936      7,717,584
                                               ==============   ============   ============

   Net income                                  $    6,322,352   $  3,012,382   $  1,793,913
                                               ==============   ============   ============

   Basic earnings per share                    $         0.45   $       0.28   $       0.23
                                               ==============   ============   ============

Diluted Earnings Per Share:
   Weighted average common shares outstanding      14,050,847     10,809,936      7,717,584
   Net effect of the assumed exercise of stock
    options based on the treasury stock method
      using average market prices for the year        910,700        742,740        232,992
                                               --------------   ------------   ------------
   Total weighted average common shares and
      common stock equivalents outstanding         14,961,547     11,552,676      7,950,576
                                               ==============   ============   ============

   Net income                                  $    6,322,352   $  3,012,382   $  1,793,913
                                               ==============   ============   ============

   Diluted earnings per share                  $         0.42   $       0.26   $       0.23
                                               ==============   ============   ============

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

                                                          DECEMBER 31,
                                               ----------------------------------
                                                     2005               2004
                                               ----------------    --------------
Commitments to extend credit                   $    220,048,484    $   82,948,327
Standby letters of credit                             1,396,042         1,689,625
                                               ----------------    --------------
                                               $    221,444,526    $   84,637,952
                                               ================    ==============

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

            At December 31, 2005 and 2004, the carrying amount of liabilities related to the Company's obligation to perform under financial standby letters of credit was insignificant. The Company has not been required to perform on any financial standby letters of credit, and the Company has not incurred any losses on financial standby letters of credit for the years ended December 31, 2005 and 2004.

         EMPLOYMENT AGREEMENTS

            The Company has an employment agreement with its president with an initial term of five years that requires an annual salary of $160,000. The president's annual salary as of December 31, 2005 is $360,000. The agreement is automatically extended for an additional year on the initial termination date and each anniversary thereafter. The president is entitled to receive an annual salary increase and is eligible for incentives and performance bonuses as may be determined by the Company's Board of Directors.

            The Company also has an employment agreement with one other officer calling for an annual salary of $100,000. The officer's annual salary as of December 31, 2005 was $135,000. This agreement has the same annual salary increase, incentive and performance bonus provisions as does the president's employment agreement.

         CONTINGENCIES

            In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the Company's financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12. CONCENTRATIONS OF CREDIT

            The Company originates primarily commercial, commercial real estate, residential real estate, and consumer loans to customers in Fulton County and surrounding counties. The ability of the majority of the Company's customers to honor their contractual loan obligations is dependent on the economy in these areas.

            Ninety-three percent of the Company's loan portfolio is secured by real estate, of which a substantial portion is secured by real estate in the Company's primary market area. Accordingly, the ultimate collectibility of the loan portfolio is susceptible to changes in market conditions in the Company's primary market area.

            The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of the Bank's statutory capital, or approximately $15,000,000.

NOTE 13. REGULATORY MATTERS

            The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2005, approximately $3,756,000 of dividends could be declared without regulatory approval.

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

            Quantitative measures established by regulation to ensure capital adequacy require the Company and Bank to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets, as defined, and of Tier I capital to average assets, as defined. Management believes, as of December 31, 2005 and 2004, the Company and Bank met all capital adequacy requirements to which they are subject.

            As of December 31, 2005, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's category. Prompt corrective action provisions are not applicable to bank holding companies.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         The Company and Bank's actual capital amounts and ratios are presented in the following table:

                                                                                           TO BE WELL
                                                                   FOR CAPITAL          CAPITALIZED UNDER
                                                                     ADEQUACY           PROMPT CORRECTIVE
                                                ACTUAL               PURPOSES           ACTION PROVISIONS
                                         ------------------    --------------------    ------------------
                                          AMOUNT      RATIO      AMOUNT     RATIO        AMOUNT     RATIO
                                         ---------    -----    ---------    -------    ----------   -----
                                                             (DOLLARS IN THOUSANDS)
                                         ----------------------------------------------------------------
DECEMBER 31, 2005:

  TOTAL CAPITAL TO RISK WEIGHTED ASSETS
      CONSOLIDATED                       $  78,747    10.60%   $  59,408       8%      $   74,260      10%
      BANK                               $  76,655    10.35%   $  59,247       8%      $   74,059      10%
  TIER I CAPITAL TO RISK WEIGHTED
   ASSETS
      CONSOLIDATED                       $  73,135     9.85%   $  29,704       4%      $   44,556       6%
      BANK                               $  71,044     9.59%   $  29,623       4%      $   44,435       6%
  TIER I CAPITAL TO AVERAGE ASSETS
      CONSOLIDATED                       $  73,135    10.06%   $  29,082       4%      $   36,352       5%
      BANK                               $  71,044     9.80%   $  28,999       4%      $   36,248       5%

December 31, 2004:

  Total Capital to Risk Weighted Assets
      Consolidated                       $  53,186    12.50%   $  34,029       8%      $   42,537      10%
      Bank                               $  51,615    12.18%   $  33,909       8%      $   42,387      10%
  Tier I Capital to Risk Weighted
   Assets
      Consolidated                       $  49,753    11.70%   $  17,015       4%      $   25,522       6%
      Bank                               $  48,182    11.37%   $  16,955       4%      $   25,432       6%
  Tier I Capital to Average Assets
      Consolidated                       $  49,753    11.62%   $  17,121       4%      $   21,401       5%
      Bank                               $  48,182    11.30%   $  17,052       4%      $   21,315       5%

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

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         The carrying amount and estimated fair value of the Company's financial instruments were as follows:

                                           DECEMBER 31, 2005                    December 31, 2004
                                   --------------------------------   ----------------------------------
                                      CARRYING           FAIR             Carrying            Fair
                                       AMOUNT            VALUE             Amount             Value
                                   --------------   ---------------   ----------------   ---------------
Financial assets:
   Cash, due from banks and
   interest- bearing deposits
    in banks                       $    5,135,081   $     5,135,081   $      1,562,673   $     1,562,673
   Federal funds sold                   6,243,000         6,243,000                  -                 -
   Securities                          74,813,200        74,813,200         49,160,433        49,160,433
   Loans                              646,166,298       645,746,165        382,472,652       380,047,054
   Accrued interest receivable          3,937,756         3,937,756          1,823,693         1,823,693

Financial liabilities:
   Deposits                           674,443,757       674,056,559        373,272,251       373,840,499
   Federal funds purchased                      -                 -          4,279,000         4,279,000
   Other borrowings                     6,186,000         6,186,000         21,186,000        21,186,000
   Accrued interest payable             2,539,311         2,539,311          1,299,366         1,299,366

NOTE 15. SUPPLEMENTAL FINANCIAL DATA

         Components of other operating expenses in excess of 1% of revenue are as follows:

                                                YEARS ENDED DECEMBER 31,
                                   --------------------------------------------------
                                        2005             2004              2003
                                   --------------   ---------------   ---------------
Board of Director fees             $      540,570   $       379,500   $       122,000
Data processing                           573,864           368,421           279,425
Consulting fees                           462,494           120,747           200,044

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16. PARENT COMPANY FINANCIAL INFORMATION

         The following information presents the condensed balance sheets as of December 31, 2005 and 2004 and statements of income and cash flows of Integrity Bancshares, Inc. for each of the years in the three-year period ended December 31, 2005.

                            CONDENSED BALANCE SHEETS

                                                                     2005              2004
                                                                --------------    ---------------
ASSETS
   Cash                                                         $       55,200    $       227,321
   Interest-bearing deposits in banks                                   53,470             53,129
   Investment in subsidiary                                         70,027,935         47,983,460
   Securities available for sale                                       690,000            690,000
   Other assets                                                      1,496,253            800,716
                                                                --------------    ---------------

              TOTAL ASSETS                                      $   72,322,858    $    49,754,626
                                                                ==============    ===============

LIABILITIES

   Other borrowings                                             $    6,186,000    $     6,186,000
   Other liabilities                                                    17,674             13,800
                                                                --------------    ---------------

              TOTAL LIABILITIES                                      6,203,674          6,199,800
                                                                --------------    ---------------

STOCKHOLDERS' EQUITY                                                66,119,184         43,554,826
                                                                --------------    ---------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                      $   72,322,858    $    49,754,626
                                                                ==============    ===============

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         CONDENSED STATEMENTS OF INCOME

                                                          2005              2004              2003
                                                    ---------------     -------------    --------------
INCOME:
    DIVIDEND INCOME FROM SUBSIDIARY                 $       250,000     $           -    $            -
    INTEREST INCOME                                          11,437             8,817             1,419
                                                    ---------------     -------------    --------------
  TOTAL INCOME                                              261,437             8,817             1,419
                                                    ---------------     -------------    --------------

EXPENSES:
     STOCK COMPENSATION                                   1,159,512           602,259            90,945
     INTEREST                                               401,195           288,675            34,232
     OTHER                                                  402,300           212,521            83,079
                                                    ---------------     -------------    --------------
  TOTAL EXPENSES                                          1,963,007         1,103,455           208,256
                                                    ---------------     -------------    --------------

           LOSS BEFORE INCOME TAX BENEFITS AND
            UNDISTRIBUTED INCOME OF SUBSIDIARY           (1,701,570)       (1,094,638)         (206,837)

     INCOME TAX BENEFITS                                   (761,727)         (413,070)         (118,110)
                                                    ---------------     -------------    --------------

           LOSS BEFORE EQUITY IN UNDISTRIBUTED

            INCOME OF SUBSIDIARY                           (939,843)         (681,568)          (88,727)

     EQUITY IN UNDISTRIBUTED INCOME OF SUBSIDIARY         7,262,195         3,693,950         1,882,640
                                                    ---------------     -------------    --------------

           NET INCOME                               $     6,322,352     $   3,012,382    $    1,793,913
                                                    ===============     =============    ==============

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                     2005               2004              2003
                                                                ---------------   ---------------   ---------------
OPERATING ACTIVITIES
   Net income                                                   $     6,322,352   $     3,012,382   $     1,793,913
   Adjustments to reconcile net income to net
      cash used in operating activities:
   Equity in undistributed income of subsidiary                      (7,262,195)       (3,693,950)       (1,882,640)
   Stock compensation                                                 1,159,512           602,259            90,945
   Deferred income taxes                                               (441,659)         (211,015)          (63,943)
   (Increase) decrease in income tax receivable                        (118,012)         (250,496)           48,440
   Net other operating activities                                        23,226            24,433          (148,334)
                                                                ---------------   ---------------   ---------------

         NET CASH USED IN OPERATING ACTIVITIES                         (316,776)         (516,387)         (161,619)
                                                                ---------------   ---------------   ---------------

INVESTING ACTIVITIES

   Net (increase) decrease in interest-bearing deposits in                 (341)             (321)          305,128
   banks
   Investment in subsidiary                                         (15,600,000)      (20,000,000)      (10,100,000)
   Purchase of securities available for sale                                  -                 -          (690,000)
                                                                ---------------   ---------------   ---------------

         NET CASH USED IN INVESTING ACTIVITIES                      (15,600,341)      (20,000,321)      (10,484,872)
                                                                ---------------   ---------------   ---------------

FINANCING ACTIVITIES

   Net proceeds from other borrowings                                         -                 -         6,000,000
   Proceeds from exercise of stock options                              750,645                 -                 -
   Net proceeds from sale of common stock                            14,994,351        20,309,609         4,563,376
   Purchase of treasury stock                                                 -                 -          (168,972)
                                                                ---------------   ---------------   ---------------

         NET CASH PROVIDED BY FINANCING ACTIVITIES                   15,744,996        20,309,609        10,394,404
                                                                ---------------   ---------------   ---------------

Net decrease in cash                                                   (172,121)         (207,099)         (252,087)

Cash at beginning of year                                               227,321           434,420           686,507
                                                                ---------------   ---------------   ---------------

Cash at end of year                                             $        55,200   $       227,321   $       434,420
                                                                ===============   ===============   ===============