Form 10-K, Exhibit 13
period 2006-12-31
INTEGRITY BANCSHARES INC
filed 2007-03-15
CIK 1103764

EXHIBIT 13.1
INTEGRITY BANCSHARES, INC.
AND SUBSIDIARY
CONSOLIDATED FINANCIAL REPORT
DECEMBER 31, 2006

INTEGRITY BANCSHARES, INC.
AND SUBSIDIARY
CONSOLIDATED FINANCIAL REPORT
DECEMBER 31, 2006
TABLE OF CONTENTS

Page
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS

Consolidated balance sheets	2
Consolidated statements of income	3
Consolidated statements of comprehensive income	4
Consolidated statements of stockholders’ equity	5
Consolidated statements of cash flows	6
Notes to consolidated financial statements	7-33

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors
Integrity Bancshares, Inc.
Alpharetta, Georgia
          We have audited the consolidated balance sheets of Integrity Bancshares, Inc. and subsidiary as of December 31, 2006 and 2005, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
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
          In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Integrity Bancshares, Inc. and subsidiary as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.
          We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Integrity Bancshares, Inc. and subsidiary’s internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 12, 2007 expressed an unqualified opinion on management’s assessment of the effectiveness of Integrity Bancshares, Inc. and subsidiary’s internal control over financial reporting and an unqualified opinion on the effectiveness of Integrity Bancshares, Inc. and subsidiary’s internal control over financial reporting.
/s/ MAULDIN & JENKINS, LLC
Atlanta, Georgia
March 12, 2007

INTEGRITY BANCSHARES, INC.
AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2006 AND 2005

	2006	2005
Assets
Cash and due from banks	$5,718,668	$5,068,295
Interest-bearing deposits in banks	85,515	66,786
Federal funds sold	—	6,243,000
Securities available for sale	133,923,121	74,109,900
Restricted equity securities, at cost	1,727,100	889,300

Loans	941,579,864	651,778,460
Less allowance for loan losses	9,824,866	5,612,162

Loans, net	931,754,998	646,166,298

Premises and equipment	15,372,097	11,864,983
Bank owned life insurance	20,686,796	—
Other assets	15,553,029	8,666,516

Total assets	$1,124,821,324	$753,075,078

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$20,146,126	$13,046,167
Interest-bearing	908,640,657	661,397,590

Total deposits	928,786,783	674,443,757
Federal funds purchased	1,551,000	—
Other borrowings	50,000,000	—
Subordinated long-term debentures	52,022,000	6,186,000
Other liabilities	12,089,477	6,326,137

Total liabilities	1,044,449,260	686,955,894

Commitments and contingencies

Stockholders’ equity:
Common stock, no par value, 50,000,000 shares authorized; 14,764,538 and 14,361,542 shares issued, respectively	60,723,092	56,991,897
Retained earnings	20,280,356	10,143,755
Accumulated other comprehensive loss	(631,384)	(1,016,468)

Total stockholders’ equity	80,372,064	66,119,184

Total liabilities and stockholders’ equity	$1,124,821,324	$753,075,078

See Notes to Consolidated Financial Statements.

INTEGRITY BANCSHARES, INC.
AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

	2006	2005	2004
Interest income:
Loans, including fees	$74,371,120	$41,379,076	$20,830,692
Securities	4,943,988	2,709,786	1,593,333
Federal funds sold	316,305	62,170	27,906
Deposits in banks	3,343	5,015	3,700

Total interest income	79,634,756	44,156,047	22,455,631

Interest expense:
Deposits	37,233,791	17,293,051	6,943,923
Federal funds purchased and other borrowings	3,900,660	1,391,202	627,188

Total interest expense	41,134,451	18,684,253	7,571,111

Net interest income	38,500,305	25,471,794	14,884,520
Provision for loan losses	4,323,396	3,566,212	2,627,348

Net interest income after provision for loan losses	34,176,909	21,905,582	12,257,172

Other income:
Service charges on deposit accounts	79,186	61,009	54,781
Income from bank owned life insurance	686,796	—	—
Other operating income	501,652	509,719	397,385

Total other income	1,267,634	570,728	452,166

Other expenses:
Salaries and employee benefits	10,733,253	7,214,234	4,581,670
Equipment and occupancy expenses	2,346,768	1,530,606	937,537
Other operating expenses	6,307,846	3,720,845	2,402,075

Total other expenses	19,387,867	12,465,685	7,921,282

Income before income taxes	16,056,676	10,010,625	4,788,056

Income taxes	5,920,075	3,688,273	1,775,674

Net income	$10,136,601	$6,322,352	$3,012,382

Basic earnings per share	$0.69	$0.45	$0.28

Diluted earnings per share	$0.66	$0.42	$0.26

See Notes to Consolidated Financial Statements.

INTEGRITY BANCSHARES, INC.
AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

	2006	2005	2004
Net income	$10,136,601	$6,322,352	$3,012,382

Other comprehensive income (loss):

Unrealized gains (losses) on securities available-for-sale:

Net unrealized holding gains (losses) arising during period, net of (tax) benefits of ($232,846), $479,730, and $155,280, respectively	385,084	(817,720)	(261,694)

Comprehensive income	$10,521,685	$5,504,632	$2,750,688

See Notes to Consolidated Financial Statements.

INTEGRITY BANCSHARES, INC.
AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

				Accumulated
	Common Stock			Other	Total
		Amount	Retained	Comprehensive	Stockholders’
	Shares	Paid-in	Earnings	Income (Loss)	Equity
Balance, December 31, 2003	2,744,157	$19,020,303	$809,021	$62,946	$19,892,270
Net income	—	—	3,012,382	—	3,012,382
Issuance of common stock	1,512,935	20,309,609	—	—	20,309,609
Stock compensation expense	—	602,259	—	—	602,259
3-for-2 common stock split	2,128,546	—	—	—	—
Other comprehensive loss	—	—	—	(261,694)	(261,694)

Balance, December 31, 2004	6,385,638	39,932,171	3,821,403	(198,748)	43,554,826
Net income	—	—	6,322,352	—	6,322,352
Issuance of common stock	795,133	15,744,996	—	—	15,744,996
Stock compensation expense	—	1,159,512	—	—	1,159,512
Tax benefit from exercise of stock options	—	155,218	—	—	155,218
2-for-1 common stock split	7,180,771	—	—	—	—
Other comprehensive loss	—	—	—	(817,720)	(817,720)

Balance, December 31, 2005	14,361,542	56,991,897	10,143,755	(1,016,468)	66,119,184
Net income	—	—	10,136,601	—	10,136,601
Issuance of common stock	402,996	1,260,491	—	—	1,260,491
Stock compensation expense	—	1,557,357	—	—	1,557,357
Tax benefit from exercise of stock options	—	913,347	—	—	913,347
Other comprehensive income	—	—	—	385,084	385,084

Balance, December 31, 2006	14,764,538	$60,723,092	$20,280,356	$(631,384)	$80,372,064

See Notes to Consolidated Financial Statements.

INTEGRITY BANCSHARES, INC.
AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

	2006	2005	2004
OPERATING ACTIVITIES
Net income	$10,136,601	$6,322,352	$3,012,382
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, accretion and amortization	783,080	571,115	429,654
Provision for loan losses	4,323,396	3,566,212	2,627,348
Stock compensation	1,557,357	1,159,512	602,259
Deferred income taxes	(2,056,451)	(1,321,872)	(531,655)
Increase in interest receivable	(2,858,859)	(2,114,063)	(842,526)
Increase in interest payable	5,775,878	1,239,945	940,688
Excess tax benefits from exercise of options	(913,347)	(155,218)	—
Increase (decrease) in income taxes payable	976,437	1,016,244	(1,701,759)
Income from bank owned life insurance	(686,796)	—	—
(Gain) loss on sale of other real estate	120,715	—	(190,024)
Gain on sale of premises and equipment	(354,400)	(412,500)	(147,923)
Net other operating activities	(3,729,617)	671,956	436,326

Net cash provided by operating activities	13,073,994	10,543,683	4,634,770

INVESTING ACTIVITIES
Net (increase) decrease in interest-bearing deposits in banks	(18,729)	221,176	(174,008)
Net decrease (increase) in federal funds sold	6,243,000	(6,243,000)	2,439,000
Proceeds from maturities of securities available-for-sale	15,257,774	14,650,628	15,283,233
Purchases of securities available-for-sale	(74,438,353)	(41,944,145)	(36,425,538)
(Purchases) redemptions of restricted equity securities	(837,800)	343,300	(582,600)
Purchase of bank owned life insurance	(20,000,000)	—	—
Net increase in loans	(289,912,095)	(267,259,858)	(152,033,595)
Proceeds from sale of other real estate	1,329,225	—	2,693,669
Proceeds from sale of premises and equipment	—	—	4,996,500
Purchase of premises and equipment	(3,950,507)	(4,155,702)	(2,333,013)

Net cash used in investing activities	(366,327,485)	(304,387,601)	(166,136,352)

FINANCING ACTIVITIES
Net increase in deposits	254,343,026	301,171,506	141,494,529
Net increase (decrease) in federal funds purchased	1,551,000	(4,279,000)	(5,721,000)
Net increase in long-term debentures	45,836,000	—	—
Net proceeds (repayments) from other borrowings	50,000,000	(15,000,000)	5,000,000
Proceeds from exercise of stock options	1,260,491	595,427	—
Excess tax benefits from exercise of options	913,347	155,218	—
Net proceeds from sale of common stock	—	14,994,351	20,309,609

Net cash provided by financing activities	353,903,864	297,637,502	161,083,138

Net increase (decrease) in cash and due from banks	650,373	3,793,584	(418,444)
Cash and due from banks at beginning of year	5,068,295	1,274,711	1,693,155

Cash and due from banks at end of year	$5,718,668	$5,068,295	$1,274,711

SUPPLEMENTAL DISCLOSURE
Cash paid for:
Interest	$35,358,573	$17,444,308	$6,630,423
Income taxes	$8,501,455	$4,149,119	$4,009,088

NONCASH TRANSACTIONS
Other real estate acquired in settlement of loans	$2,535,027	$—	$—
See Notes to Consolidated Financial Statements.

INTEGRITY BANCSHARES, INC.
AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
 Nature of Business
Integrity Bancshares, Inc. (the “Company”) is a bank holding company whose principal activity is the ownership and management of its wholly-owned subsidiary, Integrity Bank (the “Bank”). The Bank is a commercial bank located in Alpharetta, Fulton County, Georgia with additional full service branches located in Roswell, Smyrna, and Duluth, Georgia. The Bank also has two loan production offices located in Buford and Cumming, Georgia. The Bank provides a full range of banking services in its primary market area of Fulton County and the surrounding counties of the north metro Atlanta area. These services include providing loans to customers in our primary service area who may have credit needs outside of this area. The Bank occasionally purchases loan participations from local and non-local banks resulting in loans collateralized by properties not located in our primary service area.
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
Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of foreclosed real estate, deferred taxes, stock compensation costs, and contingent assets and liabilities. The determination of the adequacy of the allowance for loan losses is based on estimates that are susceptible to significant changes in the economic environment and market conditions. In connection with the determination of the estimated losses on loans and the valuation of foreclosed real estate, management obtains independent appraisals for significant collateral.
 Cash, Due From Banks and Cash Flows
For purposes of reporting cash flows, cash and due from banks includes cash on hand, cash items in process of collection and amounts due from banks. Cash flows from loans, interest-bearing deposits in banks, federal funds purchased and sold, deposits, securities sold under repurchase agreements and other borrowings are reported net.
The Bank is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank, based on a percentage of deposits. The total of those reserve balances was approximately $209,000 and $305,000 at December 31, 2006 and 2005, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
 Securities
Securities are classified as available for sale and recorded at fair value with unrealized gains and losses excluded from earnings and reported in other comprehensive loss, net of the related deferred tax effect. Equity securities, including restricted equity securities without a readily determinable fair value, are reported at cost.
The amortization of premiums and accretion of discounts are recognized in interest income using the interest method over the life of the securities. Realized gains and losses, determined on the basis of the cost of specific securities sold, are included in earnings on the settlement date. Declines in the fair value of securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.
 Loans
Loans are reported at their outstanding principal balances less net deferred fees and the allowance for loan losses. Interest income is accrued on the outstanding principal balance.
Nonrefundable loan fees and loan origination costs on loans are deferred and amortized over the estimated life of the loans using the straight-line method.
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
The Company sells and purchases participations in certain loans to unrelated financial institutions. Any gain or loss is determined and recognized at the time the sale or purchase is consummated. The amount of gain or loss recognized on the sale or purchase of a specific loan is equal to the percentage resulting from determining the fair value of the portion of the loan sold or purchased relative to the fair value of the entire loan. The Company recognized no gains or losses on the sale or purchase of participations, nor did it recognize servicing right assets or liabilities as of and for the years ended December 31, 2006 or 2005, respectively, because the servicing fees received or paid approximate adequate compensation.

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
 Other Real Estate Owned
Other real estate owned represents properties acquired through or in lieu of loan foreclosure and is initially recorded at the lower of cost or fair value less estimated costs to sell. Any write-down to fair value at the time of transfer to other real estate owned is charged to the allowance for loan losses. Costs of improvements are capitalized, whereas costs relating to holding other real estate owned and subsequent adjustments to the value are expensed. The Company had $541,893 of other real estate owned at December 31, 2006 and none at December 31, 2005.

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
 Stock-Based Compensation
The Company has two stock-based employee compensation plans, which are described more fully in Note 8. Prior to January 1, 2006, the Company accounted for those plans under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. For fixed stock options, no stock-based employee compensation cost was reflected in net income, as all fixed options granted under those plans had an exercise price equal to the market value of the underlying stock on the date of grant. For variable stock options, stock-based compensation amounted to $1,159,512 and $602,259 for the years ended December 31, 2005 and 2004, respectively.
Effective January 1, 2006, the Company adopted SFAS No. 123 (revised 2004), entitled Share-Based Payment (“SFAS No. 123R”) using the modified-prospective-transition method. Under that transition method, compensation cost recognized in 2006 includes compensation cost for all share-based payments granted prior to but not vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123 and compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123R. Results for prior periods have not been restated.
As a result of adopting SFAS 123R on January 1, 2006, the Company’s income before income taxes and net income for the year ended December 31, 2006, were $2.3 million and $1.4 million lower, respectively, than if it had continued to account for share-based compensation under the provisions of APB Opinion No. 25. Basic and diluted earnings per share for the year ended December 31, 2006 would have been $0.85 and $0.81, respectively, if the Company had not adopted SFAS 123R, compared to reported basic and diluted earnings per share of $0.69 and $0.66, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation, in all periods presented.

	Years Ended December 31,
	2005	2004
Net income, as reported	$6,322,352	$3,012,382
Stock-based employee compensation expense included in net income, net of tax	(39,719)	230,673

Pro forma net income	$6,282,633	$3,243,055

Earnings per share:
Basic — as reported	$0.45	$0.28

Basic — pro forma	$0.45	$0.30

Diluted — as reported	$0.42	$0.26

Diluted — pro forma	$0.42	$0.28

Prior to the adoption of Statement 123(R), the Company would have presented all tax benefits of deductions resulting from the exercise of stock options as operating cash flows in the statement of cash flows. Statement 123(R) requires the cash flows resulting from the tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options (excess tax benefits) to be classified as financing cash flows.
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
 Reclassification of Certain Expenses
Certain expenses on the statements of income for the years ended December 31, 2005 and 2004, have been reclassified, with no effect on net income or earnings per common share, to be consistent with the classifications adopted for the year ended December 31, 2006.
 Recent Developments
Accounting Changes and Error Corrections
In May 2005, the FASB issued SFAS 154, Accounting Changes and Error Corrections, a Replacement of APB Opinion 20 and FASB Statement 3. SFAS 154 amends the existing guidance and applies to the accounting for and reporting of a change in accounting principle. Additionally, SFAS 154 applies to changes required by accounting pronouncements when the pronouncement does not include explicit transition provisions. SFAS 154 is effective for accounting changes and error corrections made in fiscal years beginning after December 15, 2005. Accordingly, on January 1, 2006, the Company adopted the provisions of SFAS 154. The adoption of this standard did not have an impact on the financial condition or the results of operations of the Company.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Accounting for Servicing of Financial Assets
In March 2006, the FASB issued SFAS 156, Accounting for Servicing of Financial Assets — an amendment of FASB Statement 140. SFAS 156 amends SFAS 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to the initial recognition and subsequent accounting for separately recognized servicing assets and servicing liabilities. This Statement is effective as of the beginning of an entity’s first fiscal year that begins after September 15, 2006, with early adoption allowed. The adoption of this standard is not expected to have a material impact on the financial condition or the results of operations of the Company.
Accounting for Uncertainty in Income Taxes
In June 2006, the FASB issued FASB Interpretation 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement 109. This interpretation clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with FASB Statement 109, Accounting for Income Taxes. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006, with early adoption allowed. The adoption of this interpretation is not expected to have a material impact on the financial condition or the results of operations of the Company.
Fair Value Measurements
In September 2006, the FASB issued SFAS 157, Fair Value Measurements. SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS 157 applies to existing accounting pronouncements that require or permit fair value measurements in which FASB had previously concluded fair value is the most relevant measurement attribute. Accordingly, SFAS 157 does not require any new fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, with early adoption encouraged. Management does not believe the adoption of this standard will have a material impact on the financial condition or the results of operations of the Company.
Considering the Effects of Misstatements
In September 2006, the SEC issued Staff Accounting Bulletin (“SAB”) 108, Financial Statements — Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements. SAB 108 provides guidance on the consideration of prior year misstatements in determining whether the current year’s financial statements are materially misstated. In providing this guidance, SAB 108 allows two alternatives, the “iron curtain” or the “rollover” method, in quantifying a current year misstatement for purposes of determining materiality. The iron curtain method focuses on how the current year’s balance sheet would be affected in correcting misstatements without considering the year in which the misstatement originated. The rollover method focuses on the amount of the misstatements that originated in the current year’s income statement. SAB 108 indicates that companies should quantify the impact of correcting all misstatements, including both the carryover and reversing effects of prior year misstatements, on the current year financial statements. SAB 108 is effective for fiscal years ending after November 15, 2006. The adoption of this standard did not have a material impact on the financial condition or the results of operations of the Company.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.	SECURITIES AVAILABLE FOR SALE
The amortized cost and fair value of securities available for sale are summarized as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
December 31, 2006:
Equity securities	$1,712,000	$—	$—	$1,712,000
Government sponsored agencies	18,995,102	119,288	(34,350)	19,080,040
Mortgage-backed securities	114,210,987	191,349	(1,271,255)	113,131,081

	$134,918,089	$310,637	$(1,305,605)	$133,923,121

December 31, 2005:
Equity securities	$876,000	$—	$—	$876,000
Mortgage-backed securities	74,846,798	27,040	(1,639,938)	73,233,900

	$75,722,798	$27,040	$(1,639,938)	$74,109,900

The amortized cost and fair value of debt securities as of December 31, 2006 by contractual maturity are shown below. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized	Fair
	Cost	Value
Due from one to five years	$18,995,102	$19,080,040

Mortgage-backed securities	$114,210,987	$113,131,081

	$133,206,089	$132,211,121

The market value of securities is based on quoted market values and is significantly affected by the interest rate environment.
At December 31, 2006, all unrealized losses in the securities portfolio were for debt securities. From the December 31, 2006 tables above, 51 out of 79 securities purchased from Government sponsored agencies, including mortgage-backed securities, contained unrealized losses. The amortized cost and fair value of these securities at December 31, 2006 was $78,529,615 and $77,224,010, respectively. At December 31, 2006, 9 of the 51 securities with unrealized losses have been in a continuous unrealized loss position for less than twelve months, and 42 securities with unrealized losses have been in a continuous unrealized loss position for more than 12 months. These unrealized losses are considered temporary because of acceptable investment grades on each security and the repayment sources of principal and interest are government backed.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.	SECURITIES AVAILABLE FOR SALE (Continued)
The following table shows the gross unrealized losses and fair value of securities, aggregated by category and length of time that securities have been in a continuous unrealized loss position at December 31, 2006 and 2005.

	Less Than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
December 31, 2006
Government sponsored agencies	$4,965,650	$(34,350)	$—	$—	$4,965,650	$(34,350)
Mortgage-backed securities	20,273,163	(41,818)	51,985,197	(1,229,437)	72,258,360	(1,271,255)

Total	$25,238,813	$(76,168)	$51,985,197	$(1,229,437)	$77,224,010	$(1,305,605)

December 31, 2005
Mortgage-backed securities	$43,274,798	$(853,476)	$22,009,964	$(786,462)	$65,284,762	$(1,639,938)

Securities with a carrying value of $55,143,196 and $5,401,855 at December 31, 2006 and 2005, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.
The Company had no gains or losses on sales of securities for the years ended December 31, 2006, 2005, or 2004.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.	LOANS
The composition of loans is summarized as follows:

	December 31,
	2006	2005
Commercial	$47,802,843	$46,295,635
Real estate — construction	658,970,814	384,989,612
Real estate — commercial	189,419,723	191,399,868
Real estate — mortgage	44,598,285	27,974,565
Consumer installment and other	1,193,707	1,426,619

	941,985,372	652,086,299
Deferred loan fees	(405,508)	(307,839)
Allowance for loan losses	(9,824,866)	(5,612,162)

Loans, net	$931,754,998	$646,166,298

Changes in the allowance for loan losses are as follows:

	Years Ended December 31,
	2006	2005	2004
Balance, beginning of year	$5,612,162	$3,433,130	$3,572,984
Provision for loan losses	4,323,396	3,566,212	2,627,348
Loans charged off	(159,959)	(1,442,451)	(2,841,802)
Recoveries of loans previously charged off	49,267	55,271	74,600

Balance, end of year	$9,824,866	$5,612,162	$3,433,130

The total recorded investment in impaired loans consisting solely of loans on nonaccrual status was $13,351,247 and $1,651,746 at December 31, 2006 and 2005, respectively. There were no impaired loans that had related allowances determined in accordance with SFAS No. 114, Accounting by Creditors for Impairment of a Loan, at December 31, 2006 and 2005. The average recorded investment in impaired loans for 2006, 2005 and 2004 was $2,019,261, $1,127,053 and $2,138,069, respectively. Interest income recognized for cash payments received on impaired loans was not material for the years ended December 31, 2006, 2005 and 2004, respectively.
There were no loans past due ninety days or more and still accruing interest at December 31, 2006, 2005 or 2004.
In the ordinary course of business, the Company has granted loans to certain related parties, including executive officers, directors and their affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the year ended December 31, 2006 are as follows:

Balance, beginning of year	$11,926,835
Advances	13,290,233
Repayments	(1,934,599)
Change in Directors	(2,258,878)

Balance, end of year	$21,023,591

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 4. PREMISES AND EQUIPMENT
Premises and equipment are summarized as follows:

	December 31,
	2006	2005
Land	$5,362,270	$4,145,780
Buildings	7,015,395	4,770,443
Construction in progress	792,601	1,707,171
Equipment	3,696,924	2,601,626
Leasehold Improvements	603,618	24,856

	17,470,808	13,249,876
Accumulated depreciation	(2,098,711)	(1,384,893)

	$15,372,097	$11,864,983

In 2003, the Company purchased from a director of the Company, an administrative building adjacent to its main office building at a cost of $2.6 million. In August, 2004 the Company sold to an unrelated party the administrative building and related improvements, with a book value of $2.9 million, for $5.0 million cash in a sale-leaseback transaction. A five year non-renewable operating lease on the building was entered into between the Bank and the buyer, with minimum annual lease payments of $560,000. The resulting $2.1 million gain on sale was deferred and is being recognized over the life of the lease. The unamortized balance of $1,099,875 and $1,512,375 of the deferred gain is included in other liabilities at December 31, 2006 and 2005, respectively.

On January 31, 2007, the Bank repurchased the administrative building at a cost of $6 million. The balance of unamortized gain on sale of $1,066,000 was offset against the purchase price.

The Company has a loan production office in Cumming (Forsyth County), Georgia in which office space is leased. A one-year non-renewable operating lease was entered into in August, 2005. Extended for a period of nine months, this lease expires on May 31, 2007. In 2006, the Company entered into a contract with a third party builder to construct an additional branch banking facility in Cumming to replace the loan production office. The full-service branch was under construction at December 31, 2006, and is scheduled to open in mid-2007. A second loan production office was opened in December 2006 in Buford (Gwinnett County), Georgia in which office space is also leased. A 12.5 month non-renewable operating lease was entered into in December 2006. There was also an expansion project under way at December 31, 2006 to build out additional space in the above administrative building. The same party that was building the Cumming office was also completing this project. As of December 31, 2006, the total estimated costs to complete this project and the Cumming office were $1.1 million.

Total rental expense was $641,581, $614,540, and $210,457 for the years ended December 31, 2006, 2005 and 2004, respectively.

Future minimum lease payments as of December 31, 2006 are as follows:

2007	$593,800
2008	560,000
2009	373,333

$1,527,133

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 5. DEPOSITS
The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2006 and 2005 was $169,614,614 and $135,473,297, respectively. The scheduled maturities of time deposits at December 31, 2006 are as follows:

2007	$596,862,139
2008	112,260,900
2009	29,623,427
2010	5,784,899
2011	6,700,073

$751,231,438

At December 31, 2006, total time deposits included $247,988,365 of brokered deposits. At December 31, 2005, total time deposits included $150,585,785 of brokered deposits.

Overdraft demand deposits reclassified to loans totaled $1,183 and $2,688 at December 31, 2006 and 2005, respectively.
NOTE 6. OTHER BORROWINGS
Other borrowings consist of the following:

	December 31,
	2006	2005
Reverse Repurchase Agreement, interest payable quarterly at the three month LIBOR minus 0.50% until August 14, 2007, then fixed at 4.84% until maturity at August 13, 2013, callable on August 14, 2007 or any quarterly period thereafter	$15,000,000	$—

Reverse Repurchase Agreement, interest payable quarterly at the three month LIBOR minus 0.50% until September 13, 2007, then fixed at 4.48% until maturity at September 13, 2013, callable on September 13, 2007 or any quarterly period thereafter	15,000,000	—

Reverse Repurchase Agreement, interest payable quarterly at the three month LIBOR minus 0.87% until June 5, 2008, then fixed at 4.57% until maturity at December 5, 2013, callable on June 8, 2008 or any quarterly period thereafter	15,000,000	—

Federal Home Loan Bank Daily Rate Credit Advance, interest payable monthly at variable rates set daily , due December 27, 2007	5,000,000	—

	$50,000,000	$—

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 6. OTHER BORROWINGS (Continued)
In late 2006, the Company entered into several reverse repurchase agreements which have seven–year terms, and the rates are floating for a portion of the term and fixed for the balance. These instruments are collateralized with mortgage-backed securities.

The Company has a line of credit with the Federal Home Loan Bank that was $57 million at December 31, 2006. Any advances from the Federal Home Loan Bank are collateralized with certain qualifying loans of approximately $52 million, mortgage-backed securities of $5.0 million, and Federal Home Loan Bank stock of $1.7 million. The Company also had available unused lines of credit with various financial institutions totaling $69 million at December 31, 2006. There were no other advances outstanding at December 31, 2006 or 2005.
NOTE 7. SUBORDINATED LONG-TERM DEBENTURES
Subordinated long-term debentures consist of the following:

	December 31,
	2006	2005
Floating rate junior subordinated debentures, interest payable quarterly at the three month LIBOR plus 2.85%, due December 17, 2033. The rate at December 31, 2006 was 8.21%	$6,186,000	$6,186,000

Floating rate junior subordinated debentures, interest payable quarterly at the three month LIBOR plus 1.44%, due March 15, 2036. The rate at December 31, 2006 was 6.80%	27,836,000	—

Floating rate subordinated debentures, interest payable quarterly at prime, due October 30, 2014. The rate at December 31, 2006 was 8.25%	18,000,000	—

	$52,022,000	$6,186,000

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

In February 2006, the Company formed a second wholly-owned grantor trust to issue cumulative trust preferred securities to the public. The grantor trust has invested the proceeds of the trust preferred securities in junior subordinated debentures of the Company. The trust preferred securities can be redeemed prior to maturity at the option of the Company on or after March 15, 2011. The sole assets of the grantor trust are the Junior Subordinated Deferrable Interest Debentures of the Company (the “Debentures”) held by the grantor trust. The Debentures have the same interest rate (three month LIBOR plus 1.44%, floating) as the trust preferred securities.

The Company has the right to defer interest payments on the Debentures at any time or from time to time for a period not exceeding 20 consecutive quarters provided that no extension period may extend beyond the stated maturity of the related Debentures. During any such extension period, distributions on the trust preferred certificates would also be deferred.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 7. SUBORDINATED LONG-TERM DEBENTURES (Continued)
Payment of periodic cash distributions and payment upon liquidation or redemption with respect to the trust preferred securities are guaranteed by the Company to the extent of funds held by the grantor trusts (the “Preferred Securities Guarantee”). The Preferred Securities Guarantee, when taken together with the Company’s other obligations under the Debentures, constitute a full and unconditional guarantee, on a subordinated basis, by the Company of payments due on the trust preferred securities.
In October 2006, the Bank issued subordinated debentures with a term of seven years. Interest is payable quarterly, and there is no prepayment penalty. The debentures were issued to three financial institutions and totaled $18 million. For regulatory purposes, these debt instruments can be included in Tier two capital. The Bank is required to establish reserves to fund the repayment of the subordinated debentures.
NOTE 8. STOCK-BASED COMPENSATION
As of December 31, 2006, the Company has two stock-based compensation plans that allow for grants of incentive stock options and nonqualified stock options. One of the plans is an employee plan which permits the granting of stock options to employees for up to 1,950,000 shares of common stock, and the other is a director plan which permits the granting of stock options to directors for up to 585,000 shares of common stock. Under both plans, stock options granted generally have an exercise price no less than the fair market value of the underlying stock at the date of grant. The general terms of the plans include a vesting period (usually five years) with an exercisable period not to exceed ten years. Dividends are not paid on unexercised options and dividends are not subject to vesting. Option awards provide for accelerated vesting if there is a change in control (as defined in the plan). As of December 31, 2006, approximately 332,536 awards could be granted under the employee plan, and 2,000 awards could be granted under the director plan.

In January 2003 the Company granted to its President options to acquire 5% of the Company’s outstanding shares. The options were divided into two groups: (1) the fixed number of options equal to 5% of the Company’s outstanding shares on the grant date (the “Original Option”); and (2) the additional options that accrue by virtue of increases in the Company’s outstanding shares (the “Additional Option”). In August 2006 the President’s option agreement was amended to limit the shares obtainable under the Additional Option. Specifically, the option agreement was amended to provide that the total number of shares obtainable pursuant to both the Original Option and the Additional Option will not exceed 731,672 (as adjusted for stock splits, stock dividends, and similar recapitalizations), which equaled 5% of the outstanding shares on the date of the amendment. The effect of this amendment was to cut off further increases of the Additional Option when the number of outstanding shares of the Company increased.

The fair value of each option granted was estimated on the date of grant using the Black-Scholes-Merton option valuation model. Expected volatilities are based on historical volatility of the Company’s stock. The Company uses historical data to estimate option exercise, employee termination, forfeitures and expected dividends within the valuation model. Separate groups of employees that have similar historical exercise behavior are considered separately for valuation purposes. The expected term of options granted is estimated based on the short-cut method. The risk-free rate for periods within the estimated life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. The key assumptions used to determine the fair value of options are presented in the table below.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 8. STOCK-BASED COMPENSATION (Continued)

	Years Ended December 31,
	2006	2005	2004
Dividend yield	0.00%	0.00%	0.00%
Average expected life	2.08 - 7.50 years	10 years	10 years
Expected volatility	30.00%	30.40%	0.01%
Forfeiture rate	3.00%	3.00%	3.00%
Risk-free interest rate	4.60% - 5.07%	4.25%	4.52%
Employee Plan
The following table summarizes our stock options activity for year ended December 31, 2006:

			Weighted-
		Weighted-	Average
		Average	Remaining
		Exercise	Contractual	Aggregate
	Shares	Price	Term (Years)	Intrinsic Value

Outstanding at beginning of year	1,409,072	$4.67
Granted (below market)	13,590	2.45
Granted (at market)	124,000	12.19
Exercised	(161,996)	3.29
Terminated	(170,200)	9.70

Outstanding at end of year	1,214,466	$4.89	4.92	$9,862,000

Options exercisable at year-end	573,710	$3.97	6.75	$5,166,000

The weighted-average grant-date fair value of options granted during the years ended December 31, 2006, 2005 and 2004 was $5.86, $6.72 and $3.28, respectively.

Total intrinsic value of options exercised was $1,426,784, $1,604,889 and $ 0 for the years ended December 31, 2006, 2005 and 2004, respectively. The total fair value of options vested during the years ended December 31, 2006, 2005 and 2004 was $562,744, $1,478,574 and $674,870, respectively.

The compensation cost charged against income for the years ended December 31, 2006, 2005 and 2004 were $1,557,358, $1,159,512 and $602,259, respectively. Income tax benefits recognized for the respective years were $460,953, $455,031 and $227,267.

Cash received from the exercise of options was $533,714 for the year ended December 31, 2006. The tax benefit realized for the tax deductions from option exercise of the share-based payment arrangements totaled $8,059 for the year ended December 31, 2006.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 8. STOCK-BASED COMPENSATION (Continued)
As of December 31, 2006, there was $1.1 million of total unrecognized compensation cost related to the nonvested share based compensation arrangements granted under the option plan. That cost is expected to be recognized over a weighted-average period of 1.68 years.

Information pertaining to employee options outstanding at December 31, 2006 is as follows:

	Options Outstanding			Options Exercisable
		Weighted-
		Average	Weighted-		Weighted-
		Remaining	Average		Average
Range of	Number	Contractual	Exercise	Number	Exercise
Exercise Prices	Outstanding	Life	Price	Exercisable	Price
$2.45	789,466	3.03 years	$2.45	379,255	$2.45
4.50	153,000	7.67 years	4.50	127,600	4.50
11.00 – 14.25	272,000	8.88 years	12.18	66,855	11.62

	1,214,466	4.92 years	4.89	573,710	3.97

Director Plan
The following table shows option activity of the Director Plan for the year ended December 31, 2006.

			Weighted-
		Weighted-	Average
		Average	Remaining
		Exercise	Contractual	Aggregate
	Shares	Price	Term (Years)	Intrinsic Value

Outstanding at beginning of year	538,000	$3.85
Granted	—	—
Exercised	(241,000)	3.01
Terminated	—	—

Outstanding at end of year	297,000	$4.52	6.75	$2,504,000

Options exercisable at year-end	297,000	$4.52	6.75	$2,504,000

The weighted-average grant-date fair value of options granted during the years ended December 31, 2006, 2005 and 2004 was $0, $5.80 and $0, respectively.

Total intrinsic value of options exercised was $2.3 million, $405,000, and $0 for the years ended December 31, 2006, 2005 and 2004, respectively. The total fair value of options vested during the years ended December 31, 2006, 2005 and 2004 was $0, $510,400 and $0, respectively.

There was no compensation cost charged against income for the years ended December 31, 2006, 2005 and 2004 for options under this plan, therefore, no income tax benefits.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 8. STOCK-BASED COMPENSATION (Continued)
Cash received from the exercise of options was $658,850 for the year ended December 31, 2006. The tax benefit realized for the tax deductions from option exercise of the share-based payment arrangements totaled $905,305 for the year ended December 31, 2006.

As of December 31, 2006, there was no unrecognized compensation cost related to nonvested share based compensation arrangements granted under the option plan.

Information pertaining to director options outstanding at December 31, 2006 is as follows:

	Options Outstanding			Options Exercisable
		Weighted-
		Average	Weighted-		Weighted-
		Remaining	Average		Average
Range of	Number	Contractual	Exercise	Number	Exercise
Exercise Prices	Outstanding	Life	Price	Exercisable	Price
$2.45	225,000	6.22 years	$2.45	225,000	$2.45
11.00	72,000	8.42 years	11.00	72,000	11.00

	297,000	6.75 years	4.52	297,000	4.52

NOTE 9. EMPLOYEE BENEFIT PLAN
The Company has a 401(k) retirement plan covering substantially all employees. Contributions to the plan charged to expense amounted to $255,507, $191,075 and $104,132 for the years ended December 31, 2006, 2005 and 2004, respectively.
NOTE 10. INCOME TAXES
Income tax expense consists of the following:

	Years Ended December 31,
	2006	2005	2004
Current	$7,976,526	$5,010,145	$2,307,329
Deferred	(2,056,451)	(1,321,872)	(531,655)

Income tax expense	$5,920,075	$3,688,273	$1,775,674

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 10. INCOME TAXES (Continued)
The Company’s income tax differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

	Years Ended December 31,
	2006	2005	2004
Income tax at statutory federal rate	$5,619,837	$3,404,056	$1,627,939
State taxes	405,527	319,025	144,432
Bank owned life insurance income	(240,379)	—	—
Stock-based compensation	129,547	—	—
Other items	5,543	(34,808)	3,303

Income tax expense	$5,920,075	$3,688,273	$1,775,674

The components of deferred income taxes are as follows:

	December 31,
	2006	2005
Deferred tax assets:
Deferred gain on sale-leaseback	$425,424	$584,975
Deferred loan fees	156,847	119,070
Loan loss reserves	3,518,189	1,808,175
Stock compensation	1,175,826	716,617
Nonaccrual loan interest	36,445	52,041
Securities available for sale	363,583	596,430

	5,676,314	3,877,308

Deferred tax liabilities:
Depreciation	234,459	259,057

Net deferred taxes	$5,441,855	$3,618,251

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 11. EARNINGS PER SHARE
Presented below is a summary of the components used to calculate basic and diluted earnings per common share.

	Years Ended December 31,
	2006	2005	2004
Basic Earnings Per Share:

Weighted average common shares outstanding	14,594,208	14,050,847	10,809,936

Net income	$10,136,601	$6,322,352	$3,012,382

Basic earnings per share	$0.69	$0.45	$0.28

Diluted Earnings Per Share:
Weighted average common shares outstanding	14,594,208	14,050,847	10,809,936
Net effect of the assumed exercise of stock options based on the treasury stock method using average market prices for the year	824,469	910,700	742,740

Total weighted average common shares and common stock equivalents outstanding	15,418,677	14,961,547	11,552,676

Net income	$10,136,601	$6,322,352	$3,012,382

Diluted earnings per share	$0.66	$0.42	$0.26

NOTE 12. COMMITMENTS AND CONTINGENCIES
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

	December 31,
	2006	2005
Commitments to extend credit	$332,168,227	$220,048,484
Standby letters of credit	1,958,215	1,396,042

	$334,126,442	$221,444,526

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 12. COMMITMENTS AND CONTINGENCIES (Continued)
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
At December 31, 2006 and 2005, the carrying amount of liabilities related to the Company’s obligation to perform under financial standby letters of credit was insignificant. The Company has not been required to perform on any financial standby letters of credit, and the Company has not incurred any losses on financial standby letters of credit for the years ended December 31, 2006 and 2005.
Employment Agreements
The Company has an employment agreement with its president with an initial term of five years that requires an annual salary of $160,000. The president’s annual salary as of December 31, 2006 is $400,000. The agreement is automatically extended for an additional year on the initial termination date and each anniversary thereafter. The president is entitled to receive an annual salary increase and is eligible for incentives and performance bonuses as may be determined by the Company’s Board of Directors.
Contingencies
In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the Company’s financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 13. CONCENTRATIONS OF CREDIT
The Company originates primarily commercial, commercial real estate, residential real estate, and consumer loans to customers in Fulton County and surrounding counties. The ability of the majority of the Company’s customers to honor their contractual loan obligations is dependent on the economy in these areas.

Ninety-five percent of the Company’s loan portfolio is secured by real estate, of which a substantial portion is secured by real estate in the Company’s primary market area. Accordingly, the ultimate collectibility of the loan portfolio is susceptible to changes in market conditions in the Company’s primary market area.

The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of the Bank’s statutory capital, or approximately $21,000,000.
NOTE 14. REGULATORY MATTERS
The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2006, approximately $6,005,000 of dividends could be declared without regulatory approval.

The Company and Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s and Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and Bank to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets, as defined, and of Tier I capital to average assets, as defined. Management believes, as of December 31, 2006 and 2005, the Company and Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2006, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank’s category. Prompt corrective action provisions are not applicable to bank holding companies.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 14. REGULATORY MATTERS (Continued)
The Company and Bank’s actual capital amounts and ratios are presented in the following table:

					To Be Well
			For Capital		Capitalized Under
			Adequacy		Prompt Corrective
	Actual		Purposes		Action Provisions
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2006:

Total Capital to Risk Weighted Assets

Consolidated	$141,827	12.80%	$88,655	8%	N/A	N/A

Bank	$136,393	12.35%	$88,370	8%	$110,463	10%

Tier I Capital to Risk Weighted Assets

Consolidated	$108,004	9.75%	$44,327	4%	N/A	N/A

Bank	$108,568	9.83%	$44,185	4%	$66,278	6%

Tier I Capital to Average Assets

Consolidated	$108,004	10.03%	$43,092	4%	N/A	N/A

Bank	$108,568	10.12%	$42,929	4%	$53,661	5%

December 31, 2005:

Total Capital to Risk Weighted Assets

Consolidated	$78,747	10.60%	$59,408	8%	N/A	N/A

Bank	$76,655	10.35%	$59,247	8%	$74,059	10%

Tier I Capital to Risk Weighted Assets

Consolidated	$73,135	9.85%	$29,704	4%	N/A	N/A

Bank	$71,044	9.59%	$29,623	4%	$44,435	6%

Tier I Capital to Average Assets

Consolidated	$73,135	10.06%	$29,082	4%	N/A	N/A

Bank	$71,044	9.80%	$28,999	4%	$36,248	5%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 15. FAIR VALUE OF FINANCIAL INSTRUMENTS
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

Long-term debentures: The fair value of the long-term debentures estimates their carrying value due to the variable rate nature of the debentures.

Accrued Interest: The carrying amounts of accrued interest approximate their fair values.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 15. FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)
Off-Balance sheet Instruments: The carrying amount of commitments to extend credit and standby letters of credit approximates fair value. The carrying amount of the off-balance sheet financial instruments is based on fees charged to enter into such agreements.

The carrying amount and estimated fair value of the Company’s financial instruments were as follows:

	December 31, 2006		December 31, 2005
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Financial assets:
Cash, due from banks and interest-bearing deposits in banks	$5,804,184	$5,804,184	$5,135,081	$5,135,081
Federal funds sold	—	—	6,243,000	6,243,000
Securities	135,650,221	135,650,221	74,999,200	74,999,200
Loans, net	931,754,998	932,287,998	646,166,298	645,746,165
Accrued interest receivable	6,796,616	6,796,616	3,937,756	3,937,756

Financial liabilities:
Deposits	928,786,783	929,362,783	674,443,757	674,056,559
Federal funds purchased	1,551,000	1,551,000	—	—
Other borrowings	50,000,000	50,000,000	—	—
Accrued interest payable	8,315,189	8,315,189	2,539,311	2,539,311
Long-term debentures	52,022,000	52,022,000	6,186,000	6,186,000
NOTE 16. SUPPLEMENTAL FINANCIAL DATA
Components of other operating expenses in excess of 1% of revenue are as follows:

	Years Ended December 31,
	2006	2005	2004
Data processing	$713,006	$573,864	$368,421
Board of Director fees	592,610	540,570	379,500
Consulting fees	467,416	462,494	120,747

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 17. PARENT COMPANY FINANCIAL INFORMATION
The following information presents the condensed balance sheets as of December 31, 2006 and 2005 and statements of income and cash flows of Integrity Bancshares, Inc. for each of the years in the three-year period ended December 31, 2006.
CONDENSED BALANCE SHEETS

	2006	2005
Assets
Cash	$1,947,625	$55,200
Interest-bearing deposits in banks	53,926	53,470
Investment in subsidiary	107,936,702	70,027,935
Securities available for sale	1,712,000	876,000
Other assets	2,852,948	1,310,253

Total assets	$114,503,201	$72,322,858

Liabilities
Other borrowings	$34,022,000	$6,186,000
Other liabilities	109,137	17,674

Total liabilities	34,131,137	6,203,674

Stockholders’ equity	80,372,064	66,119,184

Total liabilities and stockholders’ equity	$114,503,201	$72,322,858

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 17. PARENT COMPANY FINANCIAL INFORMATION (Continued)
CONDENSED STATEMENTS OF INCOME

	2006	2005	2004
Income:
Dividend income from subsidiary	$800,000	$250,000	$—
Interest income	61,322	11,437	8,817

Total income	861,322	261,437	8,817

Expenses:
Stock compensation	243,647	1,159,512	602,259
Interest	2,132,537	401,195	288,675
Other	678,143	402,300	212,521

Total expenses	3,054,327	1,963,007	1,103,455

Loss before income tax benefits and undistributed income of subsidiary	(2,193,005)	(1,701,570)	(1,094,638)

Income tax benefits	(1,119,634)	(761,727)	(413,070)

Loss before equity in undistributed income of subsidiary	(1,073,371)	(939,843)	(681,568)

Equity in undistributed income of subsidiary	11,209,972	7,262,195	3,693,950

Net income	$10,136,601	$6,322,352	$3,012,382

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 17. PARENT COMPANY FINANCIAL INFORMATION (Continued)
CONDENSED STATEMENTS OF CASH FLOWS

	2006	2005	2004
OPERATING ACTIVITIES
Net income	$10,136,601	$6,322,352	$3,012,382
Adjustments to reconcile net income to net cash used in operating activities:
Equity in undistributed income of subsidiary	(11,209,972)	(7,262,195)	(3,693,950)
Stock compensation	243,647	1,159,512	602,259
Excess tax benefits from exercise of options	(913,347)	(155,218)	—
Deferred income taxes	(56,329)	(441,659)	(211,015)
(Increase) decrease in income tax receivable	(588,019)	37,206	(250,496)
Net other operating activities	(729,538)	23,226	24,433

Net cash used in operating activities	(3,116,957)	(316,776)	(516,387)

INVESTING ACTIVITIES
Net increase in interest-bearing deposits in banks	(456)	(341)	(321)
Investment in subsidiary	(25,000,000)	(15,600,000)	(20,000,000)

Net cash used in investing activities	(25,000,456)	(15,600,341)	(20,000,321)

FINANCING ACTIVITIES
Proceeds from other borrowings	27,836,000	—	—
Proceeds from exercise of stock options	1,260,491	595,427	—
Excess tax benefits from exercise of options	913,347	155,218	—
Net proceeds from sale of common stock	—	14,994,351	20,309,609

Net cash provided by financing activities	30,009,838	15,744,996	20,309,609

Net increase (decrease) in cash	1,892,425	(172,121)	(207,099)

Cash at beginning of year	55,200	227,321	434,420

Cash at end of year	$1,947,625	$55,200	$227,321